Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

Thomas A Kingsley;

Dave Shanley;

Brian Felder;

Jonathan Toland;

Stacy Watts;

Oregon Angel Fund 2011, LLC;

Howard Boyte;

Daniel W Weise;

Craigievar Two LLC;

Sam Kingsley;

Eric Michelman;

Robert Solomon;

SDKB LLC;

Robert Rathbone;

Touchstone;

and

Jeffery Cole

(Sellers)

and

CROWDCOMPASS, INC.

(Company)

and

CVENT, INC.

(Buyer)

and

Thomas A. Kingsley

(Seller Representative)

Covering the Acquisition of Capital Stock of CROWDCOMPASS, INC.

June 12, 2012

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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EXHIBITS

Exhibit	–	Title

Exhibit A	–	Form of Employee Confidential Information and Invention Assignment Agreement

Exhibit B	_	Opinion of Counsel to the Company

SCHEDULES

Schedule Number	–	Title

Schedule 2.03(a)(i)	–	Company Debt

Schedule 2.03(a)(ii)	–	Up Front Consideration

Schedule 2.03(b)	–	Earnout Consideration

Schedule 2.03(g)	–	MergerTech Payments

Schedule 2.03(h)	–	Deferred Option Consideration

Schedule 2.05(a)(xii)	–	Consents and Waivers

Schedule 2.05(a)(xiii)	–	Contract Terminations

Schedule 2.05(a)(xiv)	–	Contract Amendments

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into this 12th day of June, 2012, by and among Thomas A Kingsley, Dave Shanley, Brian Felder, Jonathan Toland, Stacy Watts, Oregon Angel Fund 2011, LLC, Howard Boyte, Daniel W Weise, Craigievar Two LLC, Sam Kingsley, Eric Michelman, Robert Solomon, SDKB LLC, Robert Rathbone, Touchstone and Jeffery Cole (each a “Seller” and collectively the “Sellers”); CROWDCOMPASS, INC., a Delaware corporation; CVENT, INC., a Delaware corporation (“Buyer”); and Thomas A. Kingsley, as Seller Representative (“Seller Representative”).

W I T N E S S E T H:

WHEREAS, Sellers are the record and beneficial owners of an aggregate of Seven Million Two Hundred Forty-Five Thousand Two Hundred Nine (7,245,209) shares of Series A Preferred Stock (the “Series A Shares”) of CrowdCompass, Inc., a Delaware corporation (the “Company”) and Twelve Million Twenty-Two Thousand Nine Hundred Eighteen (12,022,918) shares of Company Common Stock (the “Common Shares” and collectively with the Series A Shares, the “Capital Stock”), which represents 100% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, each Seller desires to sell and Buyer desires to buy each Seller’s shares of Capital Stock (the “Seller Shares”), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01 Definitions. Terms which are defined in Sections other than Article I of this Agreement shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Acceleration Event” shall have the meaning specified in Section 2.03(e).

“Affiliate” shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any applicable order, writ, injunction, decree, judgment, statute, ordinance, rule, code (including the Code) or regulation of any Governmental Authority.

“Assigned and Material Duties” shall mean general and reasonable duties associated with Key Employee’s or Non-Exempt Optionholder’s position and title, but shall not include performance objectives.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in McLean, Virginia, are authorized by law to close.

“Buyer Change of Control” shall mean, after the Closing Date, (i) the acquisition of Buyer by another entity by means of any transaction or series of related transactions to which Buyer is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Buyer outstanding immediately prior to such transaction beneficially own, immediately after such transaction or series of transactions, at least thirty-five percent (35%) of the total voting power represented by the outstanding voting securities of Buyer or such other surviving or resulting entity (or if Buyer or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of Buyer and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of Buyer; (iii) the exclusive licensing of all or substantially all of Buyer’s Intellectual Property for all or substantially all fields of use related to Buyer’s business or (iv) any liquidation, dissolution or winding up of Buyer, whether voluntary or involuntary.

“Buyer Indemnified Part(ies)” shall have the meaning specified in Section 9.01.

“Cause” shall mean (a) Key Employee’s or Non-Exempt Optionholder’s conviction of, or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (b) Key Employee’s or Non-Exempt Optionholder’s deliberate, intentional and continuing failure to perform assigned and material duties after receiving thirty (30) days prior written notification of such failure from Buyer’s Chief Executive Officer; (c) Key Employee’s or Non-Exempt Optionholder’s gross negligence or willful misconduct in the performance of Key Employee’s or Non-Exempt Optionholder’s Assigned and Material Duties to the Company which are not cured within thirty (30) days of written notice: (d) Key Employee’s or Non-Exempt Optionholder’s material failure to comply with Buyer’s documented policies or rules, which material failure is not cured within thirty (30) days of written notice; or (e) Key Employee’s or Non-Exempt Optionholder’s material breach of any duty of loyalty provisions or non-competition or non- solicitation obligations set forth in such Key Employee’s or Non-Exempt Optionholder’s confidential information and invention assignment agreement, which material breach is not cured within thirty (30) days following written notice.

“Claim” shall mean a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

“Claim Notice” shall have the meaning set forth in Section 9.05.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Capitalization Table” shall mean the capitalization table of the Company to be delivered by the Company to Buyer in accordance with Section 2.05(a)(xi) in a form acceptable to Buyer, setting forth, among other things, the total number of Seller Shares outstanding and the total number of shares of capital stock of the Company for which the Options are exercisable immediately prior to their cancellation pursuant to this Agreement, and identifying for each Seller the number and type of Seller Shares owned of record by each such Seller and for each Optionholder the number of shares of capital stock of the Company for which each Option held by such Optionholder is exercisable immediately prior to their cancellation pursuant to this Agreement.

“Closing Consideration Statement” shall have the meaning set forth in Section 2.07.

“Closing Date” shall mean the time and date established for the Closing pursuant to Section 2.04.

“Closing Employee Census” shall mean a table to be delivered by the Company to Buyer in accordance with Section 2.05(a)(v) in a form acceptable to Buyer, setting forth a list of each person employed by or providing services as an independent contractor or consultant to the Company as of the date hereof, together with such individual’s title or job description and date of hire or retention by the Company, and such individual’s salary and incentive compensation arrangements with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitments” shall have the meaning set forth in Section 4.09.

“Company Change of Control” shall mean, after the Closing Date, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction beneficially own, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; (iii) the exclusive licensing of all or substantially all of the Company’s Intellectual Property for all or substantially all fields of use related to the Business or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Company Debt” shall mean any Indebtedness of the Company or any of its subsidiaries.

“Company Facilities” shall have the meaning specified in Section 4.13(b).

“Company Leases” shall have the meaning specified in Section 4.13(b).

“Company Owned IP” shall mean all Intellectual Property and Intellectual Property Rights owned by or claimed to be owned by the Company or any of its subsidiaries.

“Constructive Termination” will be deemed to have occurred if a Key Employee or Non-Exempt Optionholder resigns as an employee as a result of either (i) a significant reduction of Key Employee’s or Non-Exempt Optionholder’s duties, authority or responsibilities for the sole purpose of reducing Earnout Consideration payments, (ii) a decrease of ten percent (10%) or more of Key Employee’s or Non-Exempt Optionholder’s base salary or (iii) a relocation of Key Employee’s or Non-Exempt Optionholder’s assigned work location of greater than fifteen (15) miles from Key Employee’s or Non-Exempt Optionholder’s current work location, requiring the Key Employee or Non-Exempt Optionholder to relocate his residence (for the avoidance of doubt, any relocation exceeding sixty (60) consecutive days shall be considered to require such Key Employee or Non-Exempt Optionholder to relocate his residence for purposes of this definition).

“Contracts” shall mean all contracts, commitments, arrangements, agreements, leases or any other obligations, understandings, responsibilities, liabilities, costs and expenses of whatever kind and nature (whether written or oral).

“Damages” shall mean any and all obligations, liabilities, damages, fines, Taxes, penalties, deficiencies, losses, Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys’, accountants’, consultants’ and investigators’ reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party under insurance contracts or similar arrangements (but excluding self-insurance arrangements) except to the extent such amounts have been subrogated to an insurance carrier by the Person claiming indemnity.

“Deferred Option Consideration” shall mean an amount equal to the aggregate of the Deferred Option Consideration determined by multiplying, for each Non-Exempt Optionholder, (x) the per share amount set forth on Schedule 2.03(h) attached hereto for such Non-Exempt Optionholder by (y) the share number set forth opposite such Non-Exempt Optionholder’s name on the Closing Capitalization Table.

“Disability” shall mean a medical condition that prevents a Key Employee from fulfilling his or her job duties for a period of one hundred eighty (180) days or more in any twelve (12) month period.

“Disclosure Schedule” shall have the meaning specified in Article III.

“Earnout” shall mean, collectively, (i) the First Year Earnout, (ii) the Second Year Earnout and (iii) the Third Year Earnout.

“Earnout Conditions” shall have the meaning specified in Section 2.03(c).

“Earnout Consideration” shall have the meaning specified in Section 2.03(b).

“Earnout Period” shall have the meaning specified in Section 2.03(b).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its subsidiaries.

“Environmental Claim” shall mean any administrative, regulatory or judicial action, suit, order, demand, directive, Claim, lien, investigation, proceeding or written or oral notice of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or release of, or exposure to, any Hazardous Materials; or (ii) the failure to comply, with any Environmental Laws.

“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated by any Governmental Authority with governmental authority over such geographic location which relate to pollution, protection or cleanup of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health, or prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, all as amended at any time.

“Environmental Permit” shall mean any approval, registration, authorization, certificate, certificate of occupancy, consent, license, order, permit, variance or other similar authorization of any applicable Governmental Authority required by Environmental Laws in effect on or prior to the Closing for the ownership, operation or use of the assets of the Company.

“Equityholders” shall mean the Sellers and the Optionholders.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exempt Equityholders” shall mean (i) Equityholders holding in the aggregate less than 20,000 Seller Shares (including for this purpose any shares of capital stock of the Company for which any Options held by such Equityholders are exercisable immediately prior to their cancellation pursuant to this Agreement) according to the Closing Capitalization Table and (ii) Optionholders who are not Key Employees.

“Exempt Optionholders” shall mean Optionholders who hold options to purchase less than 60,000 shares of Company Common Stock in the aggregate as of immediately prior to the Closing; provided, however, that the Key Employee Optionholders shall not be deemed Exempt Optionholders.

“Field” shall mean the event management mobile application space.

“Final Determination” shall mean the first to occur of (a) a Judgment by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with any Taxing Authority, including, but not limited to, a closing agreement under Section 7121 of the Code; or (c) any final disposition by reason of the expiration of all applicable statutes of limitations.

“First Year Earnout” shall have the meaning specified in Section 2.03(b)(i).

“Fundamental Matters” shall mean matters in respect of (i) fraud, intentional misrepresentation or willful misconduct by any of the Equityholders or the Company in the negotiation or execution of this Agreement; (ii) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.05, 3.06, 4.01, 4.02, 4.03, 4.05, 4.07, 4.08, 4.11, 4.12, 4.13, 4.15 and 4.16; (iii) any breach of any covenant or agreement of the Company contained in this Agreement or the Related Agreements; and (iv) Article VIII of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including any court, department, commission, board, bureau, agency, instrumentality or administrative body.

“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, emission, substance or waste that has been designated by any Governmental Authority with governmental authority over such geographic location to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called “e-waste fees”) and compliance with any product take-back, collection, recycling or product content requirements.

“Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations or arising under indentures, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) arising out of any financial hedging, swap or similar arrangements, (vi) for deferred compensation, (vii) for amounts owed or which become payable to MergerTech, White & Lee, LLP or White Summers Caffee & James, LLP, (viii) as otherwise set forth in Schedule 2.03(a)(i) or (ix) in the nature of guarantees of the obligations described in the preceding clauses (i)–(viii), inclusive, of any other Person.

“Indemnified Party” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, held harmless or defended pursuant to this Agreement including a Buyer Indemnified Party.

“Indemnifying Party” shall refer to each of the Equityholders other than the Exempt Equityholders.

“Intellectual Property” shall mean any or all of the following and all Intellectual Property Rights therein, arising therefrom, or associated therewith: (A) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, works of authorship, trade secrets, proprietary information, know how, processes and technology; (C) all United States and foreign copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (D) all industrial designs and any United States and foreign registrations and applications therefor; (E) all United States and foreign trade names, logos, common law trademarks and service marks, trademark, service mark and domain name registrations and applications therefor, and all goodwill associated therewith; and (F) all tangible embodiments of the foregoing in this definition, including drawings, schematics, notebooks, instruction manuals and software (including both source code and object code).

“Intellectual Property Rights” shall mean all United States and foreign proprietary or other rights provided under (A) patent law, (B) copyright law, (C) trademark and service mark law, (D) design patent or industrial design law, (E) trade secret law, and (F) any other statutory provision, common law principle or principle of law under any jurisdiction in the world that provides protective or other intellectual property rights in the Intellectual Property.

“Judgments” shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or Governmental Authority, bureau or agency.

“Key Employees” shall mean Matthew Donegan-Ryan, Brian Felder, Thomas Kingsley, Kevin Long, William McGee and David Shanley.

“Key Employee Equityholders” shall mean those Equityholders who are also Key Employees.

“Key Employee Optionholders” shall mean those Optionholders who are also Key Employees.

“Key Employee Sellers” shall mean those Sellers who are also Key Employees.

“Key Sellers” shall have the meaning specified in Section 6.01.

“Known,” “Knowledge,” “To the Knowledge of” or “Within the Knowledge of” with respect to any fact or matter in question, shall mean (a) with respect to a Seller, the actual knowledge of such Seller; (b) with respect to the Company, the actual knowledge of Brian Felder, Thomas Kingsley or David Shanley or the knowledge such individuals would have after reasonable investigation and due inquiry; and (c) with respect to the Buyer, the actual knowledge of Reggie Aggarwal, Nitin Malhotra or Michael Elliott or the knowledge such individuals would have after reasonable investigation and due inquiry.

“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, foreign or other law, statute, constitution, principle of common law, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation, ruling, guidance, treaties or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Liens” shall mean with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse change in, or effect on, the business, financial condition or results of operations of such Person, taken as a whole on a consolidated basis with such Person’s subsidiaries; provided, that the effects of changes that are generally applicable to the industries or the economies of the countries in which such Person operates shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and (except as expressly provided in this Agreement) shall not take into account (i) any multiplier valuations, including any multiple based on earnings or other financial indicia or (ii) any consequential damages or other consequential valuation.

“MergerTech” shall mean M&A Forum LLC, dba MergerTech Advisors.

“MergerTech First Year Payment” shall have the meaning specified in Section 2.03(b)(i).

“MergerTech Second Year Payment” shall have the meaning specified in Section 2.03(b)(ii).

“MergerTech Third Year Payment” shall have the meaning specified in Section 2.03(b)(iii).

“MergerTech Payment” shall mean, collectively, the MergerTech First Year Payment, the MergerTech Second Year Payment and the MergerTech Third Year Payment.

“Non-Exempt Optionholders” shall mean Optionholders who hold options to purchase at least 60,000 shares of Company Common Stock in the aggregate as of immediately prior to the Closing provided, however, that the Key Employee Optionholders shall not be deemed Non-Exempt Optionholders.

“Non-Key Employee Sellers” shall mean those Sellers who are not Key Employees.

“Obligations” shall mean duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Optionholder Consents” shall have the meaning specified in Section 2.08.

“Optionholders” shall have the meaning specified in Section 2.08.

“Options” shall have the meaning specified in Section 2.08.

“Party” and “Parties” shall mean each of (a) the Company, (b) each Indemnifying Equityholder and (c) Buyer; and collectively, the Company, the Indemnifying Equityholders and Buyer.

“Person” shall mean any individual, foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association, and any heir, executor, administrator, legal representative, successor or assign thereof where the context so permits.

“Plan” shall mean (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) any other material employee benefit agreement or arrangement that is not an ERISA plan, including without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been sponsored, maintained or adopted by the Company at any time during the past three (3) years, or has been approved by the Company before this date but is not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company, or with respect to which the Company may have any liability.

“Prime Rate” means, at the time any determination thereof is to be made, the fluctuating rate per annum of interest then reported in The Wall Street Journal as the “Prime Rate” (the base rate on corporate loans at large U.S. money center commercial banks), provided that, if the “Prime Rate” is reported as a range, the Prime Rate shall be the midpoint of the range. In the event that The Wall Street Journal ceases to report the Prime Rate, then “Prime Rate” shall mean the fluctuating interest rate per annum announced from time to time by Morgan Guaranty Trust Company of New York as its “prime rate” (or, if otherwise denominated, such bank’s reference rate for interest rate calculations on general commercial loans), which rate is not necessarily the lowest or best rate which such bank may at any time or from time to time charge any of its customers.

“Related Agreements” shall mean the agreements listed in Section 2.05 and any other agreements or documents executed in connection with or as required under this Agreement.

“Restriction Period” shall have the meaning specified in Section 6.01(a).

“Second Year Earnout” shall have the meaning specified in Section 2.03(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, windfall profits, sales, use and occupation and value added, ad valorem, transfer, franchise, alternative minimum, withholding, payroll, social security, disability, severance, recapture, environmental, employment, escheat, excise, registration, and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Return” shall mean any return, declaration, report or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claims” shall have the meaning specified in Section 9.05.

“Third Party IP” shall mean all Intellectual Property that is owned, solely or jointly, by a Person other than the Company or a Company subsidiary.

“Third Year Earnout” shall have the meaning specified in Section 2.03(b)(iii).

“Transaction Expenses” shall mean all fees, costs and expenses of any brokers, financial advisors, accountants, consultants, attorneys or other professionals, and all other out-of-pocket costs or expenses (including, without limitation, filing fees, termination or breakage fees, costs of obtaining consents, transaction bonuses or similar items, and the employer portion of any payroll or employment Taxes with respect to any bonuses, severance, option exercises or cash-outs and other compensatory payments to service providers of the Company), in each case payable by the Company (on its own behalf or on behalf of the Equityholders or any other Person) in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other documents contemplated by this Agreement.

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.

“Up Front Consideration” shall have the meaning specified in Section 2.03(a).

1.02 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(b) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re- enacted from time to time;

(c) Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar impart;

(d) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(e) The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) All references to “day” or “days” shall mean calendar days unless specified as a “Business Day”; and

(g) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and each of its subsidiaries, if any.

ARTICLE II

SALE AND PURCHASE OF SELLER SHARES

2.01 Agreement to Sell and Purchase. In reliance upon the representations, warranties and covenants of Buyer, and on the terms and subject to the conditions herein set forth, each Seller agrees that at Closing it will convey, transfer, sell and assign such Seller’s Seller Shares to the Buyer, or its designee, free and clear of all Liens. In reliance upon the representations, warranties and covenants of Sellers and the Company contained herein, and on the terms and subject to the conditions herein set forth, Buyer agrees that at Closing it will purchase from Sellers the Seller Shares. In consideration of the sale to it of the Seller Shares and the cancellation of the Options, Buyer agrees to pay to the Equityholders the Up Front Consideration, the Earnout Consideration and the Deferred Option Consideration, in each case in accordance with and subject to the terms and conditions set forth in Section 2.03 hereof (the “Purchase Price”).

2.02 Transfer of Seller Shares. At the Closing, Sellers and the Company shall execute and deliver any documents of transfer or conveyance that Buyer shall reasonably request Sellers or the Company to execute to more effectively evidence the conveyance, sale, transfer and assignment of the Seller Shares to Buyer at the Closing.

2.03 Payment of Purchase Price.

(a) Up Front Consideration. At the Closing, Buyer shall deliver in cash to the Equityholders in immediately available funds by check or by wire transfer (if by wire transfer, payment shall be to accounts designated in writing by such Equityholders at least one (1) Business Day prior to the Closing Date) an amount equal to (i) Six Million Dollars ($6,000,000.00) minus (ii) all Transaction Expenses minus (iii) all such items of Company Debt set forth on Schedule 2.03(a)(i) hereto (except to the extent already deducted as Transaction Expenses pursuant to clause (ii) of this sentence), in the applicable per share amounts set forth on Schedule 2.03(a)(ii) attached hereto according to the share numbers set forth opposite such Equityholder’s name on the Closing Capitalization Table, subject to any adjustment pursuant to Section 2.07 (the “Up Front Consideration”).

(b) Earnout. Subject to the conditions and reductions set forth herein, including, without limitation, Section 2.03(c), during the thirty-six (36) month period following the Closing (the “Earnout Period”), Buyer shall deliver up to an aggregate of Four Million Dollars ($4,000,000.00) minus the Deferred Option Consideration in cash in immediately available funds by check or by wire transfer to (i) the Key Employee Equityholders in the applicable per share amounts set forth on Schedule 2.03(b) attached hereto according to the share numbers set forth opposite such Equityholder’s name on the Closing Capitalization Table and (ii) MergerTech in the amounts set forth in Schedule 2.03(g) (collectively, the “Earnout Consideration”). The Earnout Consideration shall be payable to the Equityholders as follows, subject to the conditions and reductions set forth herein, including, without limitation, Section 2.03(c):

(i) First Year Earnout. Up to One Million Four Hundred Thousand Dollars ($1,400,000.00) minus the Deferred Option Consideration (such difference, the “First Year Earnout”) minus the MergerTech First Year Payment set forth on Schedule 2.03(g) (the “MergerTech First Year Payment”) shall be payable to the Key Employee Equityholders within seven (7) days following the twelve (12) month anniversary of the Closing;

(ii) Second Year Earnout. Up to One Million Four Hundred Thousand Dollars ($1,400,000.00) (the “Second Year Earnout”) minus the MergerTech Second Year Payment set forth on Schedule 2.03(g) (the “MergerTech Second Year Payment”) shall be payable to the Key Employee Equityholders within seven (7) days following the twenty-four (24) month anniversary of the Closing; and

(iii) Third Year Earnout. Up to One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Third Year Earnout”) minus the MergerTech Third Year Payment set forth on Schedule 2.03(g) (the “MergerTech Third Year Payment”) shall be payable to the Key Employee Equityholders within seven (7) days following the thirty-six (36) month anniversary of the Closing.

(c) Earnout Conditions. The Earnout Consideration shall be paid to the Key Employee Equityholders in the applicable per share amounts set forth on Schedule 2.03(b) attached hereto according to the share numbers set forth opposite such Equityholder’s name on the Closing Capitalization Table, subject to Section 9.02 and the following additional conditions and reductions (the “Earnout Conditions”):

(i) The First Year Earnout shall be subject to deduction as provided in Section 6.04.

(ii) The Earnout Consideration shall also be subject to the Key Employees executing employment agreements with Buyer at or prior to Closing in a form acceptable to Buyer, executing all documentation required pursuant to such employment agreements within the timeframe provided therein, and commencing employment with Buyer thereunder on the effective date thereof. For avoidance of doubt, if a Key Employee does not meet any one or more of the conditions in the preceding sentence, such Key Employee will not be eligible to receive any Earnout Consideration.

(iii) Notwithstanding anything to the contrary in this Agreement or the employment agreements referenced in Section 2.03(c)(ii), in the event the employment with Buyer of any Key Employee Equityholder shall be terminated for reason other than any of (A) death or Disability, (B) Constructive Termination or (C) a termination without Cause, in each case prior to or on the last day of the Earnout Period, such Equityholder’s right to any Earnout Consideration that would otherwise be payable to such Equityholder after the date of such Equityholder’s termination shall be terminated in full. Any Key Employee Equityholder whose employment with Buyer is terminated by death, Disability, Constructive Termination or termination without Cause prior to or on the last day of the Earnout Period shall not lose and shall continue to be paid his or her right to any Earnout Consideration that would otherwise be payable to such Equityholder after the date of such termination in accordance with and subject to the conditions set forth in this Section 2.03.

(d) Earnout Tax Treatment. The parties agree that for income tax purposes, the payments to the Sellers of the Earnout Consideration, are intended to be payments in exchange for the Seller Shares, and Buyer and the Sellers agree to prepare and file all Tax Returns in a manner consistent with the foregoing, except as required by a Taxing Authority. Buyer and its Affiliates (including the Company after the Closing, but excluding the Sellers for avoidance of doubt) shall be indemnified and held harmless against any Taxes imposed by a Taxing Authority in connection with payments of the Earnout Consideration and any related Damages, excluding the employer portion of any payroll or employment Taxes, which shall remain the sole obligation of Buyer. Buyer may assert its right to indemnification pursuant to the preceding sentence (i) in accordance with Article VIII or Article IX or (ii) directly against the Person to whom such amounts were paid or issued. The parties agree that Earnout Consideration paid in exchange for cancelled Options shall be treated for income and employment tax purposes as compensation for services.

(e) Acceleration of Earnout Payments. The following events, if occurring after the Closing Date, shall constitute an acceleration event (each an “Acceleration Event”); provided, however, that the merger or consolidation of the Company and Buyer with each other shall not constitute an Acceleration Event:

(i) The closing of a Buyer Change of Control;

(ii) The closing of a Company Change of Control if the purchaser in such transaction does not assume the obligations of Buyer under this Agreement;

(iii) The Company or Buyer shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (2) be unable, or admit in writing its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of itself or any of its creditors, (4) be dissolved or liquidated, (5) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (6) take any action for the purpose of effecting any of the foregoing;

(iv) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or Buyer, or of all or a substantial part of the property of either, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or Buyer or the debts of either under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(v) Buyer fails to pay any Earnout Consideration when due and payable pursuant to this Agreement and such failure continues for thirty (30) Business Days after Seller Representative notifies Buyer thereof in writing, unless such Earnout Consideration is disputed.

Within thirty (30) Business Days after Buyer’s receipt of payment following the closing of a Buyer Change of Control, or within thirty (30) Business Days after the occurrence of an Acceleration Event not involving a Buyer Change of Control, Buyer shall pay to the Key Employee Equityholders then eligible to receive Earnout Consideration the following:

(A) With respect to the Earnout, an amount equal to (i) $4,000,000.00 minus (ii) the value of any Earnout Consideration already paid to the Key Employee Equityholders with respect to an Earnout minus (iii) the value of any Earnout forfeited pursuant to Section 2.03(c)(ii) or Section 2.03(c)(iii) above minus (iv) the amount of the Deferred Option Consideration minus (v) the amount of any MergerTech Acceleration Amount (such amount determined pursuant to clauses (i) through (iv), prior to the subtraction of clause (v), the “Accelerated Earnout”).

(f) Withholding. Notwithstanding any other provision of this Agreement, Buyer and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under Applicable Law, and to request and be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer and its Affiliates (including the Company) for any Taxes imposed by a Governmental Entity, together with any related Damages.

(g) MergerTech Payments. MergerTech’s advisory fees shall be paid by Buyer out of the Up Front Consideration and the Earnout Consideration otherwise payable to the Equityholders and the Key Employee Equityholders, respectively, in each case as set forth in Schedule 2.03(g) and subject to the conditions set forth in Section 2.03. Notwithstanding the foregoing, in the event that Buyer becomes obligated to pay any Accelerated Earnout pursuant to Section 2.03(e) due to the occurrence of an Acceleration Event, Buyer shall pay MergerTech the MergerTech Acceleration Amount and thereafter shall have no remaining obligations to pay MergerTech under this Agreement. The “MergerTech Acceleration Amount” shall mean an amount equal to five percent (5%) of the sum of (i) the Accelerated Earnout plus (ii) the Deferred Option Acceleration Amount, The “Deferred Option Acceleration Amount” shall mean (x) the Deferred Option Consideration minus (y) the value of any Deferred Option Consideration already paid to the Non-Exempt Optionholders minus (z) the value of any Deferred Option Consideration forfeited pursuant to Section 2.03(h)(i) or Section 2.03(h)(ii). For the avoidance of doubt, the Parties acknowledge and agree that, at the instruction of the Equityholders, Buyer is making the payments to MergerTech hereunder from, and such payments shall therefore reduce, the Up Front Consideration and Earnout Consideration otherwise payable to the Equityholders and the Key Employee Equityholders, respectively, and in no event shall such payments to MergerTech be construed to be in addition to the Purchase Price, Up Front Consideration or Earnout Consideration that would otherwise be payable by Buyer to the Equityholders or the Key Employee Equityholders, as applicable, in the absence of such payments to MergerTech.

(h) Deferred Option Consideration. Within ten (10) Business Days after the twelve (12) month anniversary of the Closing (the “Anniversary Date”), Buyer shall deliver up to an aggregate of the Deferred Option Consideration in cash in immediately available funds by check or by wire transfer to the Non-Exempt Optionholders in the applicable per share amounts set forth on Schedule 2.03(h) attached hereto according to the share numbers set forth opposite such Optionholder’s name on the Closing Capitalization Table, subject to the conditions and reductions set forth herein and the following additional conditions (the “Deferred Option Consideration Conditions”):

(i) The Deferred Option Consideration shall be subject to the Non-Exempt Optionholders executing employment agreements with Buyer at or prior to Closing in a form acceptable to Buyer, executing all documentation required pursuant to such employment agreements within the timeframe provided therein, and commencing employment with Buyer thereunder on the effective date thereof. For avoidance of doubt, if a Non-Exempt Optionholder does not meet any one or more of the conditions in the preceding sentence, such Non-Exempt Optionholder will not be eligible to receive any Deferred Option Consideration.

(ii) Notwithstanding anything to the contrary in this Agreement or the employment agreements referenced in Section 2.03(h)(i), in the event the employment with Buyer of any Non-Exempt Optionholder shall be terminated for reason other than any of (A) death or Disability, (B) Constructive Termination or (C) a termination without Cause, in each case prior to or on the Anniversary Date, such Non-Exempt Optionholder’s right to any Deferred Option Consideration that would otherwise be payable to such Non-Exempt Optionholder after the date of such Non-Exempt Optionholder’s termination shall be terminated in full. Any Non-Exempt Optionholder whose employment with Buyer is terminated by death, Disability, Constructive Termination or termination without Cause prior to or on the Anniversary Date shall not lose and shall continue to be paid his or her right to any Deferred Option Consideration that would otherwise be payable to such Non-Exempt Optionholder after the date of such termination in accordance with and subject to the conditions set forth in this Section 2.03.

(i) Acceleration of Deferred Option Consideration. Within thirty (30) Business Days after Buyer’s receipt of payment following the closing of a Buyer Change of Control, or within thirty (30) Business Days after the occurrence of an Acceleration Event not involving a Buyer Change of Control, Buyer shall pay to each Non-Exempt Optionholder then eligible to receive Deferred Option Consideration the applicable per share amounts set forth on Schedule 2.03(h) attached hereto according to the share numbers set forth opposite such Optionholder’s name on the Closing Capitalization Table. For the avoidance of doubt, if Deferred Option Consideration has already been paid to a Non-Exempt Optionholder, or if Deferred Option Consideration is not paid or payable to a Non-Exempt Optionholder due to forfeiture pursuant to Section 2.03(h)(i) or Section 2.03(h)(ii), then such Non-Exempt Optionholder will not be entitled to receive any payment pursuant to this Section 2.03(i).

2.04 Place and Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, DC 20006, simultaneously with the execution of this Agreement, such date being herein called the “Closing Date”. At the Closing, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to have occurred simultaneously.

2.05 Transactions and Deliveries at the Closing.

(a) At the Closing, the Company and Sellers shall deliver or cause to be delivered to Buyer the following:

(i) All certificates of Seller Shares registered in such Seller’s name (or an affidavit of loss and indemnity in form and substance acceptable to Buyer) for cancellation, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, together with a stock transfer agreement executed by such Seller in form and substance satisfactory to Buyer;

(ii) Employment agreements with each of the Equityholder who will become an employee of Buyer;

(iii) Copies of the Optionholder Consents;

(iv) Resignations from the board of directors and all officer positions of the Company by all existing directors and officers of the Company, all to be effective as of the Closing;

(v) The Closing Employee Census;

(vi) Copies of the resolutions of Company, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

(vii) Certificates of incumbency and specimen signatures of the signatory officers of Company;

(viii) A good standing certificate issued by the Secretary of State for the State of Delaware in respect of Company, and a good standing certificate from each jurisdiction in which the Company is qualified to do business;

(ix) An opinion from White Summers Caffee & James, LLP, counsel to the Company, dated as of the Closing, in substantially the form of Exhibit B;

(x) A properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3); and

(xi) The Closing Capitalization Table;

(xii) The consents and waivers (including evidence of the payment in full of any fee or other payment, and the satisfaction of other conditions, required to obtain such consent or waiver or for such consent or waiver to be effective) of the third persons set forth on Schedule 2.05(a)(xii), in form and substance satisfactory to Buyer;

(xiii) Terminations of each Contract set forth on Schedule 2.05(a)(xiii), executed by each of the parties thereto, in form and substance satisfactory to Buyer;

(xiv) Amendments to each Contract set forth on Schedule 2.05(a)(xiv), executed by each of the parties thereto, providing terms as described on Schedule 2.05(a)(xiv), in form and substance satisfactory to Buyer;

(xv) A release from MergerTech in form and substance satisfactory to Buyer (the “MergerTech Release”);

(xvi) Payoff letters in form and substance satisfactory to Buyer reflecting payment in full of all items of Company Debt set forth on Schedule 2.03(a); and

(xvii) Any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(b) At the Closing, Buyer shall deliver to the Equityholders:

(i) The Up Front Consideration;

(ii) Copies of the resolutions of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party;

(iii) Certificates of incumbency and specimen signatures of the signatory officers of Buyer; and

(iv) Any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.

2.06 [Reserved].

2.07 Payment of Transaction Expenses and Company Debt. No fewer than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Closing Consideration Statement”), in form and substance satisfactory to Buyer, setting forth the Company’s reasonable, good faith determination of the Up Front Consideration, including a reasonably detailed calculation of such amount and setting forth the elements thereof, including, without limitation, the Transaction Expenses and Company Debt, accompanied by a certificate signed by the President of the Company stating that the determination contained therein is true and correct as of the Closing, and which shall include copies of any invoices or other supporting documents referred to therein. The Closing Consideration Statement shall include all Transaction Expenses and all Company Debt as of the Closing Date, all of which shall reduce the Up Front Consideration payable by Buyer on a dollar-for-dollar basis. Notwithstanding the foregoing, the Closing Consideration Statement shall be updated one Business Day prior to the Closing Date to reflect Transaction Expenses related to legal fees in an amount to be determined immediately prior to the Closing upon submission of a final invoice for legal fees by the Company’s counsel, White Summers Caffee & James, LLP, with such invoiced amount to be paid by Buyer, on behalf of the Company, on the Closing Date, by check or wire transfer to the account(s) specified by the Company in the Closing Consideration Statement. Buyer and Company will use reasonable, good faith efforts to resolve any disagreements concerning the Closing Consideration Statement prior to the Closing Date.

2.08 Cancellation of and Payment for Options. Prior to the Closing Date, the Company shall have (a) obtained from each holder of options granted pursuant to the Company’s 2009 Equity Incentive Plan (the “Optionholders”) all necessary consents and releases to provide for the acceleration and cancellation, effective immediately prior to the Closing, of all options outstanding immediately prior to the Closing (the “Options”), subject to the payment provided for in this Section 2.08, which consents and releases shall be in form and substance satisfactory to Buyer and, only with respect to Key Employee Optionholders, include an agreement to be bound by the indemnification provisions set forth in Article VIII and Article IX of this Agreement (the “Optionholder Consents”), and (b) terminated, immediately prior to the Closing, the Company’s 2009 Equity Incentive Plan, in form and substance satisfactory to Buyer. In consideration for cancelling said Options, the Buyer shall pay or cause to be paid to each such Optionholder in cash by wire transfer of immediately available funds or check (i) promptly following the Closing, the applicable amount set forth in Section 2.03(a) with respect to such Optionholder, (ii) with respect to Key Employee Optionholders, if and as each amount of Earnout Consideration becomes payable to the Key Employee Equityholders, the amounts set forth in Section 2.03(b), and (iii) with respect to Non-Exempt Optionholders, if and as such the Deferred Option Consideration becomes payable to the Non-Exempt Optionholders, the amount set forth in Section 2.03(h); all subject to the conditions set forth herein. Such payments will be subject to all applicable withholding taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer, severally but not jointly, subject to such exceptions as are specifically disclosed in the corresponding section and, where applicable, paragraph number of the disclosure schedule supplied by the Company to Buyer (the “Disclosure Schedule”) with this Agreement (provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify other sections and paragraphs to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections and paragraphs), as follows:

3.01 Residency and Capacity. Seller’s residency is as set forth on the signature page to this Agreement. Seller has full capacity and right to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform Seller’s obligations hereunder and thereunder, under the laws of Seller’s state of residency.

3.02 Authority and Binding Obligations. Seller has the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action by or on behalf of Seller. This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by Seller and, assuming that this Agreement and the Related Agreements to which it is a party have been duly authorized, executed and delivered by Buyer and Company, as applicable, this Agreement and the Related Agreements to which it is a party constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.03 Consents and Approvals; No Violations. Neither the execution and delivery by Seller of this Agreement or any Related Agreement nor the consummation by Seller of the transactions contemplated hereby and thereby, nor the fulfillment and performance by Seller of its obligations hereunder and thereunder, respectively, will (a) conflict with or result in any breach of any provision of the applicable governing documents of Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to Seller or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority.

3.04 Litigation.

(a) There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Seller’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to Seller’s Knowledge, threatened against Seller involving or affecting the Seller Shares, and there are no Judgments outstanding against Seller involving or affecting the Seller Shares; and

(b) There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Seller’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to Seller’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

3.05 Title to the Seller Shares. Seller owns good and marketable title to its Seller Shares free and clear of any Liens. Seller has fully paid for such Seller Shares, and such Seller Shares are non-assessable. The Seller Shares held by all Sellers constitute, to Seller’s Knowledge, one hundred percent (100%) of all of the issued and outstanding Capital Stock of the Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to any of the Seller Shares except as provided pursuant to the Company Agreement. The Seller Shares represent Seller’s entire right, title and interest in and to the equity of the Company. Notwithstanding anything to the contrary in the Company’s certificate of incorporation, bylaws, any Contract or otherwise, Seller is entitled only to the applicable per share consideration set forth on Schedule 2.03(a) and Schedule 2.03(b) attached hereto, subject to the terms and conditions of this Agreement.

3.06 Intellectual Property. Seller does not own any Intellectual Property, Intellectual Property Right or any other property or asset that is used in or necessary for the business of the Company, nor does such Seller own (whether solely or jointly), or have any rights to or under, any Company Owned IP or any other property or asset of the Company.

3.07 Brokers; Finders and Fees. Seller has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

3.08 Limited Indemnification Obligations of Certain Equityholders. Seller understands, acknowledges and agrees that the Exempt Equityholders do not have the same indemnification obligations as the other Equityholders pursuant to the provisions of Article IX of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and each Seller hereby represent and warrant to Buyer, jointly and severally, subject to such exceptions as are specifically disclosed in the corresponding section and, where applicable, paragraph number of the Disclosure Schedule (provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify other sections and paragraphs to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections and paragraphs), as follows:

4.01 Organization and Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

4.02 Authority and Binding Obligations. The Company has the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming that this Agreement and the Related Agreements to which the Company is a party have been duly authorized, executed and delivered by the other parties thereto, as applicable, this Agreement and the Related Agreements constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.03 Capitalization. The authorized capital of the Company consists of (i) Nine Million Nine Hundred Eleven Thousand Eight Hundred Ninety-Five (9,911,895) Series A Shares, of which Seven Million Two Hundred Forty-Five Thousand Two Hundred Nine (7,245,209) are issued and outstanding as of the Closing; (ii) Twenty-Six Million Five Hundred Thousand (26,500,000) Common Shares, of which Twelve Million Twenty-Two Thousand Nine Hundred Eighteen (12,022,918) are issued and outstanding as of the Closing; and (iii) Four Million Six Hundred Thirty-One Thousand Five Hundred Thirty-Six (4,631,536) options to purchase Common Shares under the Company’s 2009 Equity Incentive Plan, of which Three Million Seven Hundred Seventy- Five Thousand One Hundred Five (3,775,105) had been granted and were outstanding as of the date hereof but all of which were terminated and canceled effective as of immediately prior to the Closing in accordance with the terms of this Agreement. The Company’s 2009 Equity Incentive Plan has been terminated effective as of immediately prior to the Closing. There is no other plan, program or arrangement providing for the issuance or grant of any option, equity right or other interest in the Company. All of the issued and outstanding shares of Capital Stock and Options (i) have been duly authorized, and are validly issued, fully paid and nonassessable, (ii) are owned of record and beneficially by the Equityholders and in the respective amounts as indicated on the Closing Capitalization Table and (iii) were issued in compliance with all Applicable Laws including the Securities Act. No Person other than Sellers has any record or beneficial interest in any Capital Stock or other equity securities in the Company. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Capital Stock or other equity securities created by statute or any agreement or other arrangement to which the Company is a party (written or oral) or by which it is bound. The Company is not a party or subject to any agreement or understanding, and, to Sellers’ and the Company’s Knowledge, there is no agreement, arrangement or understanding between or among any Persons, that affects, restricts or relates to voting or giving of written consents with respect to the Capital Stock, including any voting trust agreement or proxy. Notwithstanding anything to the contrary in the Company’s certificate of incorporation, bylaws, any Contract or otherwise, each Equityholder is entitled only to the consideration set forth opposite such Equityholder’s name on Schedule 2.03(a) and Schedule 2.03(b) attached hereto, subject to the terms and conditions of this Agreement.

4.04 Subsidiaries. The Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

4.05 Consents and Approvals; No Violations. Neither the execution and delivery by the Company of this Agreement or any Related Agreement nor the consummation by the Company of the transactions contemplated hereby and thereby, nor the fulfillment and performance by the Company of its obligations hereunder and thereunder, respectively, will (a) conflict with or result in any breach of any provision of the applicable governing documents of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of trust, license, contract, lease, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to the Company or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority.

4.06 Litigation.

(a) There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to the Company’s or Seller’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to the Company’s or Seller’s Knowledge, threatened against the Company or involving or affecting the Company, and there are no Judgments outstanding against the Company; and

(b) There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to the Company’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to the Company’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

4.07 Financial Information. The Company has delivered to Buyer true, correct, and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(a) The unaudited balance sheets of the Company as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related statements of operations, shareholders’ equity, and cash flows of the Company all for the fiscal years ended on such dates and for the period from inception through December 31, 2011, December 31, 2010, and December 31, 2009, including the schedules and/or notes related thereto, and

(b) The unaudited Balance Sheet of the Company as of April 30, 2012 and the related statements of operations, shareholders’ equity, and cash flows of the Company for the period ended on such dates (subject to normal recurring year-end audit adjustments as prepared by the Company) (collectively, the “Interim Financial Statements”). As used herein, the term “Balance Sheet Date” shall mean April 30, 2012.

The Financial Statements (taken together and including the related schedules and/or notes thereto) have been prepared in accordance with GAAP (except that the Interim Financial Statements do not contain footnote disclosures required by GAAP) applied on a consistent basis and are complete and correct in all material respects and fairly present (i) the financial position of the Company as of the respective dates of such statements and (ii) the results of the operations and the changes in financial position of the Company for the fiscal period ended on such dates, all applied on a consistent basis (except as otherwise stated therein or in the notes thereto throughout the periods involved), subject in the case of the Interim Financial Statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.

The accounts receivable of the Company as of the Closing Date are as set forth on Section 4.07 of the Disclosure Schedule and shall be collected within one hundred eighty (180) days after the Closing Date. All of the accounts receivable of the Company are bona fide, arose in the ordinary course of business and are carried on the records of the Company at values determined in accordance with GAAP. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements.

4.08 Undisclosed Liabilities. All material obligations and liabilities, contingent or otherwise, of the Company arising from events that have occurred on or before the Balance Sheet Date have been fully accrued or reserved for in the Interim Financial Statements, and the Company has not incurred any material obligation or liability, contingent or otherwise, subsequent to the Balance Sheet Date except for accounts payable incurred in the ordinary course of business consistent with past practice. There is no Company Debt except as set forth in Section 4.08 of the Disclosure Schedule.

4.09 Contracts and Commitments. Section 4.09(a) of the Disclosure Schedule contains an accurate and complete list of each Contract as of the date of this Agreement to which the Company is a party (the “Commitments”). Except as specified in Section 4.09(b) of the Disclosure Schedule, the Company is not, nor is any other party thereto, in breach or default under any of the Commitments in any material respect. Except as specified in Section 4.09(c) of the Disclosure Schedule, the Company has not received written notice of cancellation or termination of any Commitment from any party thereto.

4.10 Changes. Except as set forth in Section 4.10 of the Disclosure Schedule, since the Balance Sheet Date there has not been:

(a) Any Material Adverse Effect with respect to the Company or any other change in the condition (financial or other) or properties, assets, liabilities, business, operating results or prospects of the Company from that reflected in the Interim Financial Statements, except changes in the ordinary course of business;

(b) Any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, or business of the Company as presently or proposed to be conducted;

(c) Any material increase in the compensation or rate of compensation or commissions payable or to become payable by the Company to any of its directors, officers, employees, or agents, or any hiring of any employee, or any payment of any bonus, profit-sharing amount or other extraordinary compensation to any director, officer, employee, salesperson or agent, or any material change in any bonus, profit-sharing, retirement or other similar plan, agreement or arrangement or any adoption of or entry into of any new bonus, profit-sharing, group life or health insurance, or other similar plan, agreement or arrangement;

(d) Any material change in the accounting methods or practices followed by the Company;

(e) Any material debt, obligation or liability (whether absolute or contingent) incurred by the Company (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business;

(f) Any sale, lease, abandonment or other disposition by the Company of any real property or, in each case other than in the ordinary course of business, of any equipment or other operating properties or any sale, assignment, transfer, license or other disposition by the Company of any Intellectual Property or other intangible asset;

(g) Any strike or any other occurrence, event or condition of any similar character that materially and adversely affects or may materially and adversely affect the assets, properties, business or prospects of the Company, or, to the Company’s Knowledge, any labor trouble;

(h) Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

(i) Any waiver by the Company of a valuable right or a material debt owed to it except in the ordinary course of business;

(j) Any direct or indirect loans made by the Company to any member, employee, officer, or director of the Company, other than advances made in the ordinary course of business;

(k) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(l) Any satisfaction or discharge of any Lien, Claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company (as such business is presently conducted and proposed to be conducted);

(m) Any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(n) Any Tax election made or changed, any Tax accounting method adopted or changed, any closing agreement entered into, any Tax ruling issued, any Tax claim or assessment settled or compromised, any consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment, or any right to claim a Tax refund surrendered;

(o) Any resignation or termination of employment of any officer or key employee of the Company; and the Company does not know of any impending resignation or termination of employment of any such officer or key employee;

(p) Any other event or condition of any character that materially and adversely affects the business (as such business is presently conducted and is proposed to be conducted), properties, prospects or financial condition of the Company; or

(q) Any arrangement or commitment by the Company to do any of the things described in this Section 4.10.

4.11 Compliance with Laws. The Company is in compliance with all Applicable Laws.

4.12 Taxes. The Company has prepared and timely filed all required U.S. federal, state, local and non-U.S. Tax Returns relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns are true and correct and completed in accordance with applicable law.

(a) The Company has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld.

(b) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(c) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed by any Taxing Authority to the Company or any representative thereof. No claim has ever been made by a Taxing Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Company had no liabilities for unpaid Taxes as of the Balance Sheet Date that had not been accrued or reserved on the Interim Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(e) The Company has made available to Buyer or its legal counsel or accountants copies of all income and other material Tax Returns for the Company filed for all periods since its inception for which the statute of limitations has not expired.

(f) There are (and immediately following the Closing Date there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(g) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) The Company has (a) never been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company uses the accrual method of accounting for income Tax purposes.

(l) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m) The Company is not subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment, place of business or source of income in that country.

(n) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o) The Company will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (a) change in method of accounting made prior to the Closing, (b) closing agreement under Section 7121 of the Code (or similar provision of Applicable Law) executed prior to the Closing, (c)

deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or similar provision of Applicable Law) in connection with a transaction consummated prior to the Closing, (d) installment sale or open transaction disposition consummated prior to the Closing, (e) prepaid amount received prior to the Closing or (f) indebtedness discharged in connection with any election under Section 108(i) of the Code (or similar provision of Applicable Law) made on or prior to the Closing Date.

(p) Section 4.12(d) of the Disclosure Schedule sets forth the following information with respect to the Company: (a) the basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

4.13 Title to Assets; Real Property.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all of its assets free and clear of any Liens, except for assets sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practices.

(b) The Company does not own and has never owned any real property, nor is it party to any agreement to purchase or sell any real property. Section 4.13(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Company Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities.

(c) To the Company’s Knowledge, the Company Facilities are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein. Neither the operation of the Company on the Company Facilities nor, to the Company’s Knowledge, such Company Facilities, violate any Law relating to such property or operations thereon. The Company could not be required to expend more than $10,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Company Facilities.

4.14 Guaranties. The Company does not have outstanding (a) any guaranty (whether direct or indirect) whereby the Company is or may become liable for an indebtedness or obligation of any other Person, (b) any indemnification obligations in favor of any Person, or (c) any investment in the securities, obligations or other ownership interest of, or loans or advances to (excluding employee/contractor loans or advances) any Person.

4.15 Employee Matters.

(a) Except as set forth in Section 4.15(a)(i) of the Disclosure Schedule, the Closing Employee Census contains a true, complete and accurate list of each person employed by or providing services as an independent contractor or consultant to the Company as of the date hereof, together with such individual’s title or job description and date of hire or retention by the Company, such individual’s salary and incentive compensation arrangements with the Company. Except as set forth in Section 4.15(a)(ii) of the Disclosure Schedule, the Company does not use the services of independent contractors or consultants and has not for the three (3) years prior to the Effective Time. Except as set forth on Section 4.15 (a)(iii) of the Disclosure Schedule, none of the employees of the Company are employed pursuant to a written employment agreement. As of the date hereof, neither the Company nor any of the Sellers have received notification that any of the current employees of the Company presently plans to terminate his or her employment during the 2012 calendar year, whether by reason of the transactions contemplated by this Agreement or otherwise.

(b) The Company is, and during the last three (3) years has been, in material compliance with all Applicable Laws in respect of employment and employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, wages (including minimum and overtime wages, bonuses and commissions), compensation, hours of work and occupational safety and health, and has not engaged in any unfair labor practices as defined in the National Labor Relations Act. The Company is, and during the last four (4) years has been, in material compliance with all Applicable Laws in respect of worker classification whether with respect to (i) minimum and overtime wage liability or (ii) employee status classification as opposed to independent contractor classification, or both. With respect to Employees, the Company: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages (including minimum and overtime wages and commissions), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has no liability with respect to any misclassification of: (a) any

Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. No charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of or responding to claims of unlawful employment practices. There are no Claims, complaints, lawsuits or other proceedings pending or threatened in any forum against the Company by or on behalf of any Employee, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, or any Applicable Laws, governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Company’s Knowledge, no event has occurred and no circumstance exists that could give rise to or serve as a basis for the commencement of any such claim, action, arbitration, audit, hearing, litigation, proceeding or investigation described in the preceding sentence.

4.16 Employee Benefits.

(a) Section 4.16(a) of the Disclosure Schedule contains a true, complete and accurate list and brief description of all Plans. The Company has made available to Buyer prior to Closing, as applicable, true, complete and correct copies of all Plan documents, summary Plan descriptions, financial statements, funding vehicles, agreements pursuant to which the Company may be obligated to indemnify any person, determination letters issued by the IRS, filings and all communications with all applicable Governmental Authorities, and all applicable nondiscrimination testing reports for the past three (3) years relating to the Plans.

(b) Each of the Plans complies in all material respects with all Applicable Laws (including ERISA), and the Company has complied in all material respects with all such laws and regulations as well as the Plan terms in administering each of such Plans.

(c) The Company has timely made all contributions and other payments required by and due under the terms of each Plan, and there are no unfunded benefit obligations with respect to any Plan. Neither the Company nor any entity required to be aggregated with the Company under Section 414 of the Code has sponsored, participated in, or contributed to, any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan, as defined in Section 3(37) of ERISA. No Plan provides, reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 4980B of the Code and Section 601 et seq. of ERISA, or other applicable statute.

(d) Each Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such Plan’s tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any Plan, and no breach of fiduciary duty under Section 404 of ERISA has occurred with respect to any Plan.

(e) There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan.

(f) None of the Plans nor any other compensatory arrangement with Company employees will, or could reasonably be expected to, (i) entitle any individual to severance pay or other benefits or compensation, or (ii) give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code, or to an obligation to provide a “gross-up” or other compensation attributable to the imposition of any excise tax under Section 4999 of the Code, as a result of the transactions contemplated by this Agreement.

(g) Each Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Each option to purchase capital stock of the Company or any subsidiary of the Company has an exercise price that is not less than the fair market value of the underlying equity as of the date such option was granted.

(h) Each Plan can be terminated at any time as of or after the Closing Date, without resulting in any liability to Buyer for any additional contributions, penalties, premiums, fees, fines, Taxes, or any other charges or liabilities.

4.17 Environmental Matters.

(a) The Company has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Authority.

(b) There are no existing, pending or threatened Environmental Claims related to the Company or any of its assets or properties.

(c) All Environmental Permits required to be obtained or filed by the Company under all applicable Environmental Laws in connection with its operation or use of the assets or properties or the conduct of its business have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the transfer of the Seller Shares to Buyer.

(d) The Company has not received notice that any Environmental Permit is to be revoked or suspended by any Governmental Authority and the Company is not currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law.

(e) The Company does not own or operate any underground storage tanks and has not released any Hazardous Materials onto any real property (including the soil or groundwater thereon).

(f) To the Company’s Knowledge, no portion of the assets or properties currently or previously leased or owned by the Company is part of any type of site designated as an environmental site under Environmental Laws nor is part of a decontamination schedule or plan of any Governmental Authority.

(g) To the Company’s Knowledge, all Hazardous Materials generated by the Company have been transported, stored, treated and disposed of in compliance with all applicable Environmental Laws.

(h) The Company is not aware of any fact or circumstance, which could result in any environmental liability that would reasonably be expected to be material to the Company. The Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to any liability arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(i) The Company has delivered to Buyer all material records in the Company’s possession concerning the Hazardous Materials Activities of the Company and any environmental audits and environmental assessments.

4.18 Permits and Licenses. The Company has duly obtained and maintained all permits, licenses, concessions, warrants, franchises and other authorizations and approvals of all third parties and Governmental Authorities required or necessary for the Company to carry on its business in the places and in the manner currently conducted (collectively, the “Permits”). The Permits are in full force and effect. No violations, defaults or breaches are in existence or have been recorded with respect to the Permits and no proceeding is pending or, to the Company’s or Sellers’ Knowledge, threatened with respect to the revocation or limitation of any of the Permits.

4.19 Intellectual Property.

(a) Identification and Ownership.

(i) The Company (1) exclusively owns, legally and beneficially, free from all Liens, the Company Owned IP and (2) has legally enforceable license rights for or otherwise possesses legally enforceable rights to the Third Party IP used by the Company pursuant to a license, sublicense or other agreement, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and other laws of equity.

(ii) Section 4.19(a)(ii) of the Disclosure Schedule lists all Company Owned IP for which an application has been filed with any Governmental Authority, including patents, trademarks/service marks and copyrights, issued or registered, or for which any application for issuance or registration thereof has been filed.

(iii) Section 4.19(a)(iii) of the Disclosure Schedule lists all licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party IP, excluding commercially available off-the-shelf software and software as a service arrangements (other than software and software as a service that is incorporated in, distributed with, or used in connection with the Company’s products and services, or any hosted software platforms therefor) (to the extent so excluded, such commercially available off-the-shelf software and software as a service arrangements are referred to in this Agreement as “COTS Software”).

(iv) Section 4.19(a)(iv) of the Disclosure Schedule lists all trademarks, service marks and other trade designations that are Company Owned IP and not otherwise identified in Section 4.19(a)(ii) of the Disclosure Schedule.

(v) The Intellectual Property listed in Sections 4.19(a)(ii), 4.19(a)(iii) and 4.19(a)(iv) of the Disclosure Schedule, together with any COTS Software, is all the Intellectual Property used in or necessary for the operation of the business of the Company as it is currently conducted.

(vi) To the Company’s Knowledge, all necessary documents and certificates in connection with the Company Owned IP listed in Section 4.19(a)(ii) of the Disclosure Schedule have been properly filed with the relevant patent, trademark, copyright or intellectual property offices of the countries where such rights are filed, or registered, or both.

(vii) No present or former employee or independent contractor of the Company or any of its Affiliates owns or, to the Company’s Knowledge, has expressed any claims to own any of the Company Owned IP.

(viii) The Company has secured a written assignment of the rights to any contribution from all independent contractors and employees who contributed to the creation of the Company Owned IP.

(ix) No Claim has been asserted, nor to the Company’s Knowledge are there any Claims that could be asserted, alleging that the licenses that have been granted to the Company or any of its Affiliates with respect to Third Party IP have been terminated or otherwise diminished.

(x) Except as set forth on Section 4.19(a)(x) of the Disclosure Schedule, no Intellectual Property that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code or purports to restrict one’s ability to charge for distribution of software (collectively “Open Source”), (a) was used in, incorporated into, integrated or bundled with any of the Company’s products and services (including any hosted software platforms therefor), or (b) distributed by the Company. For each item of Open Source disclosed, Section 4.19(a)(x) of the Disclosure Schedule sets forth (w) a description of the functionality of the Open Source, (x) a URL identifying the applicable license, and (y) the applicable product or service.

(xi) Other than (a) non-disclosure agreements, and (b) non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) including attachments and which is or are included in Section 4.09 of the Disclosure Schedule, Section 4.19(a)(xi) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party and under which the Company has granted or provided any Intellectual Property or Intellectual Property Rights to third parties. The Company has not (x) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (y) permitted the Company’s or any of its subsidiaries’ rights in such Company Intellectual Property to enter into the public domain.

(b) Validity and Enforceability

(i) The Company Owned IP is valid and enforceable, and has not been adjudged to be invalid or unenforceable in whole or in part.

(ii) To the Company’s Knowledge, no act or omission by the Company has taken place that may give rise to revocation, invalidation, unenforceability or non-renewal of any Company Owned IP or that might prejudice any application for the registration or grant of it.

(iii) To the Company’s Knowledge, no act or omission by the Company has taken place that constitutes, would constitute, or has been alleged to constitute a breach or permit termination of any of the licenses, sublicenses or other agreements related to the Third Party IP.

(c) Violation of Intellectual Property Rights.

(i) To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement, threatened infringement, misappropriation or other violation of any of the Company Owned IP by any third party, including any employee, former employee or independent contractor of the Company or any of its Affiliates or any material breach of any Contract by any third party involving the Company Owned IP. There is no unauthorized use, disclosure, infringement, threatened infringement, misappropriation or other violation of any of the Third Party IP by the Company or any of its Affiliates.

(ii) Except as set forth in Section 4.19(c)(ii) of the Disclosure Schedule, there are no pending (with service of process having been made or written notice having been served on the Company or Sellers) or threatened Claims, suits, demands or actions against the Company with respect to Intellectual Property or Intellectual Property Rights.

(iii) No part of the business conducted by the Company as currently conducted or as contemplated to be conducted infringes, misappropriates or otherwise violates or has been alleged to infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party. No (a) product or service, (b) material created and published by the Company, or (c)

conduct or statement of the Company or any of its subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or, to the Company’s Knowledge, otherwise violates any law or regulation.

(iv) The Company has not entered into any agreement to defend, hold harmless or indemnify and does not otherwise owe a duty to defend, hold harmless or indemnify any entity against any charge of infringement or misappropriation of any Intellectual Property or Intellectual Property Rights, other than hold harmless, defense or indemnification provisions arising in the ordinary course of business.

(v) None of the Company, Sellers, nor any of Sellers’ Affiliates, is in breach of any obligation of confidence related to any proprietary or confidential information, trade secrets or know-how.

(vi) All software used by the Company for its business is properly and validly licensed to or owned by the Company, and, if licensed, the Company has secured or obtained a sufficient number of licenses to cover all use of such software by the Company.

(d) Other Existing IP Issues.

(i) The Company will not be, as a result of the execution and delivery of this Agreement or any of the documents contemplated hereby or thereby or the performance by the Company or any of the Equityholders hereunder or thereunder, in breach of any license, sublicense or other agreement relating to Intellectual Property or Intellectual Property Rights.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (1) Buyer, any of its subsidiaries or the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (2) Buyer, any of its subsidiaries or the Company, being bound by or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (3) except as disclosed on Section 4.1.9(d)(ii) of the Disclosure Schedule, Buyer, any of its subsidiaries or the Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby (other than excess royalties or other material amounts that become payable as a result of the Company’s growth of operations following the Closing or the Buyer’s use of the Company’s inbound licenses).

(iii) The Company has not collected any personally identifiable information from any third parties except as described in Section 4.19(d)(iii) of the Disclosure Schedule. The Company has complied with all applicable laws and its privacy policies relating thereto. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s applicable privacy policies. True and correct copies of all applicable privacy policies are attached to Section 4.19(d)(iii) of the Disclosure Schedule and the

Company has at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

4.20 Brokers: Finders and Fees. Except as described in Section 4.20 of the Disclosure Schedule, the Company has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

4.21 Disclosure. The representations and warranties of the Sellers and the Company contained in this Agreement and the Related Agreements, taken together with the disclosure schedules hereto and thereto and any certificate furnished to Buyer pursuant to any provision of this Agreement or the Related Agreements, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Sellers and the Company have provided Buyer with all of the documentation and information heretofore requested in writing on behalf of Buyer. The Sellers and the Company have not failed to disclose to Buyer any fact, event or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company.

4.22 Closing Consideration Statement. The Closing Consideration Statement is true, correct and complete in all respects as of the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.01 Organization and Standing. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

5.02 Authority and Binding Obligations. Buyer has the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by Buyer and, assuming that this Agreement and the Related Agreements to which it is a party have been duly authorized, executed and delivered by Sellers and Company, as applicable, this Agreement and the Related Agreements constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and Related Agreements, including the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.03 Consents and Approvals: No Violations. Neither the execution and delivery by Buyer of this Agreement or any Related Agreement nor the consummation by Buyer of the transactions contemplated hereby and thereby, or the fulfillment and performance by Buyer of its obligations hereunder and thereunder, respectively, will (a) conflict with or result in any breach of any provision of the applicable governing documents of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, (c) violate any Applicable Law applicable to Buyer or any of its properties or assets or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority.

5.04 Litigation. There is no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Buyer’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to Buyer’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

5.05 Brokers: Finders and Fees. Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

ARTICLE VI

COVENANTS AND AGREEMENTS OF SELLERS

6.01 Covenant Not to Compete. Each of David Shanley, Brian Felder and Thomas Kingsley (the “Key Sellers”) covenants and agrees as follows:

(a) For the period beginning immediately after the Closing and ending on the third anniversary of the Closing (the “Restriction Period”), each Key Seller agrees not to engage (and will prohibit its Affiliates from engaging) directly or indirectly in any business anywhere in the world that competes with Buyer or the Company in the Field, anywhere in the world; provided, however, ownership of less than two percent (2%) of the outstanding equity of any entity shall not be deemed to be engaging in any business solely by reason thereof.

(b) If a court of competent jurisdiction or the Tribunal pursuant to Article X hereof declares or intends to declare that any term or provision of this Section 6.01 is invalid or unenforceable, the Parties agree that such court/Tribunal making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(c) In the event of breach or threatened breach of the provisions of this Section 6.01 it is understood and agreed that Buyer and the Company shall be entitled to injunctive relief (without bond or other security being required) as well as any and all other applicable remedies at law and inequity.

(d) Each Key Seller acknowledges that its agreement in this Section 6.01 forms an essential part of the consideration received by Buyer hereunder.

6.02 Non-Solicitation of Employees. During the Restriction Period, each Key Seller agrees not to solicit, offer employment to or employ in any capacity (and shall prohibit its Affiliates from such activities) any persons who are, at the time of such action, or were, at any time within one hundred eighty (180) days prior to such action, employees of the Company or Buyer without the prior written consent of Buyer. Each Key Seller acknowledges that its agreement in this Section 6.02 forms an essential part of the consideration received by Buyer hereunder.

6.03 Licenses and Permits. Each Key Seller shall use its commercially reasonable efforts to secure for the Company or Buyer all licenses, sublicenses, assignments or other suitable rights in and to any intellectual property and any contracts or leases necessary for the operation of the business of the Company as currently conducted that are impaired, terminated, or otherwise adversely affected as a result of the change of control contemplated by this Agreement.

6.04 Collection of Accounts Receivable. Each Seller agrees that the accounts receivable of the Company as of the Closing Date and as set forth on Section 4.07 of the Disclosure Schedule shall be collected in full within one hundred eighty (180) days after the Closing Date. If the Company is not able to collect at least ninety percent (90%) of the aggregate amount of the accounts receivable of the Company set forth on Section 4.07 of the Disclosure Schedule (“90% of AR”) within one hundred eighty (180) days of the Closing Date, each Seller acknowledges and agrees that the difference obtained by subtracting (a) 90% of AR minus (b) the amount actually collected, shall be deducted on a dollar-for-dollar basis from the First Year Earnout and shall not be subject to the Seller Threshold Amount (defined below).

ARTICLE VII

COVENANT AND AGREEMENT OF BUYER

Buyer covenants and agrees as follows:

7.01 Collection of Accounts Receivable. Buyer shall use its commercially reasonable efforts to provide reasonable cooperation and assistance to the Company in collecting 90% of AR within one hundred eighty (180) days of the Closing Date.

ARTICLE VIII

TAX MATTERS

Sellers, severally but not jointly, and Buyer covenant and agree as follows:

8.01 Tax Indemnity. Each Equityholder shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Company) (all of such Persons indemnified by Equityholders under this Section 8.01 being collectively referred to herein as the “Tax Indemnitees” and individually referred to herein as a “Tax Indemnitee”) from and against (x) such Equityholder’s own Taxes for any period or portion thereof and all related Damages, including, with respect to the Earnout Consideration, any income and withholding Taxes and the employee portion of any payroll or employment Taxes (but excluding the employer portion of any payroll or employment Taxes, which shall remain the sole obligation of Buyer) imposed or incurred in connection with receipt of the Earnout Consideration to the extent that any Taxing Authority takes a position inconsistent with the treatment of any portion of the Earnout Consideration as payments in exchange for the Sellers Shares as set forth in Section 2.03(d). and (y) such Equityholder’s pro rata share of:

(a) Any and all Taxes imposed on, or pertaining or attributable to, the Company or its assets or operations with respect to any period or portion thereof that ends on or before the Closing Date (a “Pre-Closing Period”) including any and all Taxes allocated to a Pre-Closing Period pursuant to the terms of this Article VIII, except to the extent identified as short-term liabilities in the Financial Statements;

(b) Any and all sales, use, goods and services, value added, business and occupation, excise, transfer and similar Taxes imposed in connection with the transfer of the Seller Shares contemplated by this Agreement.

(c) Any and all Taxes as set forth in Section 2.03(d) to the extent that Buyer exercises its rights under Section 2.03(d)(i) (but excluding the employer portion of any payroll or employment Taxes, which shall remain the sole obligation of Buyer); and

(d) All Damages relating to any of the foregoing.

8.02 Allocation of Certain Taxes.

(a) The Equityholders and Buyer will, to the extent permitted by Applicable Law, elect with the appropriate Taxing Authorities to close the Taxable periods of the Company as of and including the Closing Date. In any case where Applicable Law does not require or permit such a Taxable period of the Company to be closed as of and including the Closing Date, any Tax described in Section 8.01(a) and pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be determined in accordance with the applicable provisions of Section 8.02(b) hereof.

(b) In the case of any Tax described in Section 8.01(a) that is based on income, sales, revenue, production or similar items, or other Taxes not described in the next sentence, such Tax pertaining or attributable to the Company for the Pre-Closing Period shall be determined assuming that the Company uses the accrual method of Tax accounting and the portion of such Tax pertaining or attributable to the Pre-Closing Period of any Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Period and the period after the Closing Date in proportion to the number of days in each period. For purposes of this Section 8.02, the liability for any Taxes not described in the preceding sentences, including any real or personal property Taxes or a flat minimum dollar Tax, the total amount of such Taxes allocable to the Pre-Closing Period of a Straddle Period shall be the product of (i) such Tax for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days for such Tax period included in the Pre-Closing Period and the denominator of which is the total number of days in such Tax period.

8.03 Preparation of Tax Returns.

(a) The Company shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company required to be filed on or prior to the Closing Date, and shall timely pay all Taxes of the Company due with respect to such Tax Returns. Seller Representative shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of or with respect to the Company or its assets or operation for any Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date, and the Equityholders shall timely pay the Taxes due with respect to such Tax Returns, except to the extent identified as short-term liabilities in the Financial Statements. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company, except as otherwise required by Applicable Law or agreed to in writing by Buyer prior to the filing thereof. Any such Tax Returns shall be provided to Buyer at least fifteen (15) Business Days prior to the due date (including valid extensions) for filing such Tax Return and shall be revised in accordance with Buyer’s reasonable comments.

(b) With respect to each Tax Return covering a Straddle Period which is required to be filed for, by, on behalf of or with respect to the Company after the Closing Date, Buyer (i) shall cause to be prepared each such Tax Return and (ii) shall determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Period, which determination shall be set forth in a statement (“Statement”) prepared by Buyer. Buyer shall provide a copy of such Tax Return and the Statement related thereto to the Seller Representative at least ten (10) days prior to the due date (including any extension thereof) for filing such Tax Return.

(c) In the case of each Tax Return described in Section 8.03(b), not later than five (5) days before the due date for payment of Taxes with respect to such Tax Return, the Equityholders shall pay to Buyer an amount equal to the total amount of Taxes reflected on the Statement which are the responsibility of the Equityholders under Section 8.01, except to the extent identified as short-term liabilities in the Financial Statements.

8.04 Tax Contests.

(a) If a Tax Indemnitee receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation, or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, a claim for indemnification of such Tax Indemnitee with respect to any Tax described in Section 8.01 (a “Tax Claim”), then such Tax Indemnitee shall promptly notify the Seiler Representative in writing of such Tax Claim.

(b) The Tax Indemnitee shall have the right to control the defense, prosecution, settlement or compromise of the Tax Claim, and the Equityholders shall take such action in connection with contesting such Tax Claim as the Tax Indemnitee shall reasonably request in writing from time to time.

(c) Each of the Equityholders shall reimburse the Tax Indemnitee for such Equityholder’s pro rata share of: (A) the reasonable costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in contesting any Tax Claim for items described in Section 8.01(a) and (B) Indemnification Expenses incurred in contesting any Tax Claim for Taxes described in Section 8.01(b). The Tax Indemnitee shall provide the Equityholders with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Tax Indemnitee’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within fifteen (15) days of an Equityholder’s receipt of each Reimbursement Statement, such Equityholder shall pay to the Tax Indemnitee in immediately available funds such Equityholder’s pro rata share of the total amount of the Indemnification Expenses shown on such Reimbursement Statement.

(d) Promptly after a Final Determination of a Tax Claim, each of the Equityholders shall pay to the Tax Indemnitee in immediately available funds such Equityholder’s pro rata share of the amount of any Taxes and the Indemnification Expenses to which the Tax Indemnitee is entitled under the provisions of this Article VIII.

8.05 Cooperation. In connection with preparation of any Tax Return or contesting a Tax Claim, the Equityholders shall cooperate with the Buyer (or any Tax Indemnitee) in good faith in the preparation of such Tax Return or in order to contest effectively any such Tax Claim. The Equityholders shall grant or cause to be granted to Buyer or its representatives access at all reasonable times to all of the information, books and records relating to the Company within such Equityholder’s possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with Tax Authorities), including the right to take extracts therefrom and make copies thereof to the extent reasonably necessary in connection with Taxes.

8.06 Nature of Payments. Buyer and the Equityholders agree that any indemnity payments made pursuant to this Agreement shall constitute an adjustment to the Purchase Price, except as otherwise required by Applicable Law.

8.07 Survival. Notwithstanding any provision of this Agreement to the contrary, the Equityholders’ representations, warranties, covenants, agreements and obligations with respect to any Tax covered by this Agreement shall survive the Closing and shall not terminate until 20 calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax or the assessment thereof except for written claims that are made prior to such date.

8.08 Offset. The Equityholders acknowledge and agree that Buyer’s Right of Offset described in Section 9.02 shall apply to any indemnity or other payments to be made by the Equityholders under this Article VIII.

8.09 Conflict. In the event of a conflict between the provisions of this Article VIII and any other provisions of this Agreement, the provisions of this Article VIII shall control.

ARTICLE IX

INDEMNIFICATION: SURVIVAL

9.01 Indemnification by Equityholders. The Indemnifying Parties agree, severally but not jointly, to indemnify, hold harmless and defend Buyer, its Affiliates, the Company and their respective stockholders, members, owners, agents, officers, directors, partners, employees, agents, servants, consultants, representatives, successors and assigns (collectively called “Buyer Indemnified Parties”) from and against any and all claims or Damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) asserted against or incurred by any Buyer Indemnified Party, to the extent arising out of the following:

(a) Any inaccuracy or breach of any representation or warranty of any of the Equityholders or the Company contained in this Agreement, the Related Agreements or any certificate delivered pursuant hereto and made on or as of the Closing Date;

(b) Any breach of any covenant or agreement of any of the Equityholders or the Company contained in this Agreement or the Related Agreements; or

(c) Fraud, intentional misrepresentation or willful misconduct by any of the Equityholders or the Company in the negotiation or execution of this Agreement.

9.02 Right to Offset. In the event that any of the Equityholders are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.01 or Article VIII, the Buyer shall have the right to offset claims or Damages (subject to Sections 9.03 and 9.07) against any portion of payment to be made by Buyer as Earnout Consideration (the “Right of Offset”). If the remedy provided by this Right of Offset is insufficient to allow Buyer to offset the full amount of such claims or Damages, then Buyer shall be entitled to recover any amounts previously paid to such indemnifying Equityholders under this Agreement and the Related Agreement, and also seek any injunctive relief or other rights that the Buyer is or may be entitled at law or equity or under this Agreement, including, without limitation, monetary damages, subject to the limitations set forth in Section 9.03 hereof. The Non-Key Employee Sellers and the Key Employees hereby acknowledge and agree that the Earnout Consideration consists entirely of a portion of the Purchase Price withheld from Key Employees. In the event that Buyer exercises its Right of Offset against any Earnout Consideration in satisfaction of any indemnification claim against the non-Key Employee Sellers, the non-Key Employee Sellers and the Key Employees hereby agree that the non-Key Employee Sellers shall proportionately indemnify and reimburse the Key Employees to the extent that Buyer’s claims against each such non-Key Employee Seller have been set off against Earnout Consideration.

9.03 Limitations on Indemnification. The following limitations shall apply with regard to the Equityholders’ obligations to indemnify the Buyer Indemnified Parties pursuant to Section 9.01:

(a) The Equityholders’ liability to indemnify pursuant to Section 9.01(a) for any breach by any Seller or the Company of any of their representations or warranties herein (other than representations or warranties under Section 4.19 hereof, Fundamental Matters, or fraud, intentional misrepresentation or willful misconduct) shall not exceed, in the aggregate, an amount equal to twenty-five percent (25%) of the Purchase Price received by or owed to the Equityholders;

(b) The Equityholders’ liability to indemnify pursuant to Section 9.01(a) for any breach by any Seller or the Company of any of their representations or warranties under Section 4.19 hereof shall not exceed, in the aggregate, an amount equal to fifty percent (50%) of the Purchase Price received by or owed to the Equityholders; provided, however, that the Equityholders’ liability to indemnify pursuant to Section 9.01(a) for any breach by any Seller or the Company of any of their representations or warranties under Section 4.19(c)(i) or 4.19(c)(iii) hereof with respect to claims of infringement of third party patents shall not exceed, in the aggregate, an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) of the Purchase Price received by or owed to the Equityholders;

(c) Each Equityholder’s liability to indemnify pursuant to Section 9.01(a) or Section 9.01(b) for any breach by any Equityholder or the Company of any Fundamental Matters (other than fraud, intentional misrepresentation or willful misconduct) herein, and, subject to Section 9.03(d), each Equityholder’s liability to indemnify pursuant to Section 9.01(c) for Damages resulting from fraud, intentional misrepresentation or willful misconduct, shall never exceed, in the aggregate, an amount equal to one hundred percent (100%) of the Purchase Price received by or owed to such Equityholder;

(d) Each Equityholder’s liability to indemnify for Damages resulting from fraud, intentional misrepresentation or willful misconduct by any of the Equityholders or the Company in the negotiation or execution of this Agreement shall be unlimited in the event that such Equityholder has committed or is otherwise complicit (in such Equityholder’s capacity as an officer, director or employee of the Company, as holder of Seller Shares or Options or otherwise) in such fraud, intentional misrepresentation or willful misconduct; and

(e) The Equityholders will not have any liability for any Damages for any breach by the Sellers or the Company of their respective representations or warranties herein (other than Fundamental Matters or fraud, intentional misrepresentation or willful misconduct) unless and until the aggregate Damages for which the Buyer Indemnified Parties are entitled to recover under this Agreement and the Related Agreements for any breach by the Sellers or the Company of their respective representations or warranties contained herein or therein (other than Fundamental Matters or fraud, intentional misrepresentation or willful misconduct), exceeds in the aggregate an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Seller Threshold Amount); provided, however, once such amounts exceed the Seller Threshold Amount, the Buyer Indemnified Parties will be entitled to recover all such Damages to which they are entitled including Damages and other expenditures incurred to reach the Seller Threshold Amount.

(f) The Equityholders shall not be required to indemnify pursuant to Section 9.01(a) for any breach by any Seller or the Company of any of their representations or warranties under Section 4.07 or Section 4.08 hereof to the extent such breach results solely from the failure of the Company’s method of accounting for commissions payable on a cash received basis to comply with GAAP or Buyer’s accounting policies and procedures.

9.04 Survival. The representations and warranties of the Company, Sellers and Buyer contained in this Agreement (other than Fundamental Matters, the representations and warranties in Section 4.19, or fraud, intentional misrepresentation or willful misconduct) shall survive the Closing for a period of eighteen (18) months after the Closing Date except for written claims that are made prior to such date. The representations and warranties in Section 4.19 hereof shall survive the Closing for a period of twenty-four (24) months after the Closing Date except for written claims that are made prior to such date. Notwithstanding anything contained herein to the contrary: (i) the representations and warranties with respect to Fundamental Matters shall continue and be in effect after the Closing Date until twenty (20) calendar days after the expiration of the applicable statute of limitations except for written claims that are made prior to such date; and (ii) representations and warranties that are the subject of fraud, intentional misrepresentation or willful misconduct by any of the Equityholders or the Company in the negotiation or execution of this Agreement shall survive without any time limitation. Notwithstanding any other provision in this Agreement, it is the intention of the parties hereto that the foregoing survival periods and expiration dates supersede any statute of limitations otherwise applicable to such representations and warranties.

9.05 Notification and Third Party Claims. Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Seller Representative written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (“Claim Notice”), provided that the failure of the Indemnified Party to provide such notice within thirty (30) days shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. Any Claim between the Indemnified Party and Seller Representative not resolved within the thirty (30) day period following delivery of the Claim Notice shall be handled pursuant to the dispute resolution provisions set forth in Article X. The obligations and liabilities of an Indemnifying Party under this Article IX with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a) Within fifteen (15) days of the Seller Representative’s receipt of a Claim Notice of a Third Party Claim, the Seller Representative shall notify the Indemnified Party whether the Seller Representative elects to defend such Third Party Claim. If the Seller Representative so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if, in the Indemnified Party’s reasonable judgment, a legal conflict of interest exists between the Indemnified Party, on the one hand, and the Seller Representative or Indemnifying Party, on the other hand, with respect to such Third Party Claim or such Third Party Claim could materially adversely affect Buyer or the Company in any respect, or if the Seller Representative elects not to defend such Third Party Claim, or if the Seller Representative fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select reasonable counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

(b) If the Seller Representative refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

(c) If the Seller Representative elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Seller Representative shall control all aspects of the defense,

and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Seller Representative may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided that the Seller Representative shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. Unless the Indemnified Party undertakes the defense of a Third Party Claim pursuant to Subsection (b) hereof, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Seller Representative, that shall not be unreasonably withheld, conditioned or delayed.

(d) If the Seller Representative elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Seller Representative with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

(e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

9.06 Coordination of Indemnification Rights.

(a) A Claim Notice in connection with any Section of this Article IX shall be deemed to be a Claim Notice in connection with all Sections of this Article IX, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

(b) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such right.

(c) An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(d) Except as provided in Section 8.08, in the event of any conflict between this Article IX and any other provisions of this Agreement or the Related Agreements, this Article IX shall prevail.

(e) The Equityholders and the Seller Representative hereby agree that they will not make any claim for indemnification or advancement of expenses against Buyer or the Company by reason of the fact that such Equityholder was a controlling person, director, officer, stockholder, optionholder, employee, agent or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party in accordance with this Agreement, including, without limitation, Article VIII or this Article IX. Each of the Equityholders expressly waives and releases any and all rights of contribution, subrogation, advancement, indemnification or other claim against Buyer or the Company.

9.07 Right to Cure. Any Party that is obligated to indemnify, defend or hold harmless any Person pursuant to any provision of this Article IX shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

9.08 Reimbursement of Defense Costs for Wrongful Claims. Notwithstanding anything herein to the contrary, if an Indemnified Party pursues a claim for indemnification against any Indemnifying Party under this Article IX on the basis of fraud, intentional misrepresentation or willful misconduct by Sellers or the Company in the negotiation or execution of this Agreement, and an arbitrator or court of competent jurisdiction determines, in a final order, that such Indemnified Party had no reasonable basis for such claim, then such Indemnified Party shall pay the reasonable and actual documented legal fees, costs and expenses of the Indemnifying Party(ies) incurred solely in connection with the defense of such claims.

9.09 Seller Representative.

(a) Each of the Equityholders hereby appoints Thomas Kingsley as its agent and attorney-in-fact, as the Seller Representative for and on behalf of the Equityholders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims by Indemnified Parties for indemnification pursuant to this Agreement, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Parties against any Equityholders or by any such Equityholders against any Indemnified Parties or any dispute between any Indemnified Parties and any such Equityholders, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Equityholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Seller Representative may not be removed unless holders of a majority of the Seller Shares immediately prior to the Closing agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Seller Representative may be filled by the holders of a majority of the Seller immediately prior to the Closing. No bond shall be required of the Seller Representative, and the Seller Representative shall not receive any compensation for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from the Equityholders

(b) The Seller Representative shall not be liable to the Equityholders for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. A decision, act, consent or instruction of the Seller Representative, including an amendment, alteration or modification of this Agreement pursuant to Section 11.01, shall constitute a decision of the Equityholders and shall be final, binding and conclusive upon the Equityholders; and Buyer may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Equityholders. Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Representative.

ARTICLE X

DISPUTE RESOLUTION

10.01 Negotiation. The Parties shall attempt in good faith to resolve any dispute, Claim, or controversy arising out of or relating to this Agreement, the Related Agreements or the performance, breach, validity, interpretation, application, or termination thereof (a “Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) promptly by negotiations between representatives of each Party who have authority to settle the controversy. Any Party may give the other parties written notice of any Dispute not resolved in the normal course of business (a “Notice of Dispute”). Within five (5) days after the effective date of a Notice of Dispute, representatives of the Parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within thirty (30) days of delivery of the disputing Party’s Notice of Dispute. If the Dispute has not been resolved within sixty (60) days of delivery of the Notice of Dispute, or if the Parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, any Party may initiate arbitration of the controversy or claim as provided hereinafter. If any negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) Business Days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 10.01 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

10.02 Arbitration. Any Dispute that has not been resolved in a manner acceptable to all Parties by non-binding procedures as provided in Section 10.01 within sixty (60) days of delivery of the Notice of Dispute, shall be finally settled by arbitration conducted expeditiously in accordance this Agreement and the American Arbitration Association (“AAA”) arbitration rules for commercial disputes applying expedited procedures, as in effect on the date hereof (the “Rules”) and judgment on the award may be entered in any court having jurisdiction thereof; provided that if one Party has requested the other parties to participate in a non-binding procedure and the other parties have failed to participate, the requesting Party may initiate arbitration before the expiration of the period.

10.03 Arbitration Proceeding. Any Dispute shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the parties as to the Dispute conducted in accordance with the Rules, which are incorporated by reference, except that in the event of any conflict between those rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the “Tribunal”) shall use the substantive laws of the State of Delaware, excluding conflicts of laws and choice of law principles, in construing and interpreting the terms of this Agreement. The Tribunal shall be composed of three (3) arbitrators, with Seller Representative appointing one (1) arbitrator and Buyer appointing one (1) arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as the presiding arbitrator of the Tribunal (the “Chairman”). The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. The arbitrators shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators. The language of the arbitration, the submission of all writings, the decision of the Tribunal, and the reasons supporting such decision shall be in English. The arbitration shall be held within twenty- five (25) miles of Buyer’s headquarters in McLean, Virginia, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the award of the Tribunal shall be rendered within one hundred twenty (120) days following the selection of the Chairman of the Tribunal. Any monetary award shall be made in U.S. Dollars, and shall include interest from the date of any breach or other violation of the Agreement to the date paid in full at a per annum rate equal to the Prime Rate on the date one Business Day prior to the date of such award. The award of the Tribunal pursuant hereto shall be final and binding upon the Parties, and judgment upon the award rendered by the Tribunal pursuant hereto may be entered in, and enforced by, any court of competent jurisdiction. Each Party shall bear the expense of the arbitrator specified to be selected by it, and the fees of the Chairman of the Tribunal and other expenses incurred by the Tribunal shall be borne by the losing Party, unless the Tribunal shall determine that fairness requires that such fees and expenses be allocated among the Parties in a different manner, including requiring the losing Party to pay all such expenses. Each Party shall bear its own expenses, including expenses of its counsel. Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to, and may be claimed by, any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of privileged or confidential information by reason of anything contained in, or done pursuant to, the arbitration provisions hereof. It is the desire of the Parties that any Dispute be resolved quickly and at the lowest possible cost, and the Tribunal shall act in a manner consistent with these intentions, including limiting discovery to only that necessary to enable the Tribunal to render a fair decision that reflects the Parties’ intent set forth in this Agreement.

10.04 Consent to Jurisdiction. The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts located within Fairfax County, Virginia for the enforcement of any award rendered by the Tribunal.

10.05 Confidentiality. Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Tribunal, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.

10.06 Joinder. If more than one Dispute exists, the Parties agree that any negotiation pursuant to Section 10.01 and any arbitration proceeding pursuant to Section 10.02 shall address all existing disputes to the extent possible. In addition, each Party shall, and shall use its commercially reasonable efforts to cause each of its Affiliates that is party to a Related Agreement to, become subject to and bound by any resolution achieved or award rendered pursuant to this Article X in respect of any dispute arising out of or relating to this Agreement or any Related Agreement; provided, however, that no Party shall become subject to and bound by any resolution achieved or award rendered unless it was provided the opportunity to participate in such negotiation or arbitration.

10.07 Survival. The terms of this Article X shall survive the Closing.

ARTICLE XI

MISCELLANEOUS

11.01 Entire Agreement: Amendments. This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by Buyer and the Seller Representative.

11.02 Business Day Actions. No action shall be required of the Parties except on a Business Day and in the event an action is required on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

11.03 Invalidity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.04 Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.05 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

11.06 Limitation on Benefits of this Agreement. No person or entity other than the Parties (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties (or their respective successors and assigns as permitted hereunder). Notwithstanding the preceding to the contrary, the Company shall be a third party beneficiary to this Agreement to the extent the provisions herein apply to the Company.

11.07 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by reputable overnight delivery service that requires a signature on delivery or sent by facsimile machine with telephonic confirmation of receipt to the Persons identified below, or three (3) Business Days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

(i)	If to Sellers, to the address set forth on the signature page hereto.

(ii)	If to Buyer:

Cvent, Inc.

8180 Greensboro Drive Ninth Floor

McLean, VA 22102

Attn: General Counsel

Tel: 703.226.3500

Fax: 702.226.3502

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street NW, Suite 500

Washington, DC 20006

Attn: Mark R. Fitzgerald, Esq.

Tel: (202) 973-8800

Fax: (202) 973-8899

Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

11.08 Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.09 Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

11.10 Choice of Law: Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles of Delaware, and applicable United States federal law. The Parties agree that all actions to enforce or interpret the Agreement, including without limitation arbitration or other dispute resolution proceedings as provided under Article X of the Agreement, shall be conducted within twenty-five (25) miles of Buyer’s headquarters in McLean, Virginia, and the Parties consent to the sole and exclusive jurisdiction of the state and federal courts located within Fairfax County, Virginia for all matters arising with respect to the Agreement.

11.11 Confidentiality. Without the approval of the other party to this Agreement, no party hereto shall disclose, and each party shall keep strictly confidential, the terms and conditions of this Agreement, except that the Company and the Buyer may disclose information to their respective authorized representatives and legal and financial advisors, current and proposed equityholders and lenders, if any, to the extent necessary to negotiate and obtain approval of this Agreement, and either party may make any disclosure required to be made by it under applicable law (including tax and securities laws), provided that prior to making any such disclosure, such party will use commercially reasonable efforts to notify the other party thereof and cooperate with the other party with respect thereto.

11.12 Publicity. The Equityholders, the Company and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the Buyer; provided, however, that any Party may make all public disclosures which, in the written opinion of counsel, are required under applicable regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is practicable.

11.13 Costs and Expenses. All expenses incident to the transaction contemplated by this Agreement will be borne exclusively by the Party making the expenditure or incurring the expense for such Party or on its behalf, including any expenses incurred prior to the date hereof; provided, however, that the Buyer, the Equityholders entitled directly or indirectly to receive a portion of the Purchase Price, the employees of the Company, and the Company shall pay their respective transaction fees and expenses.

11.14 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

[the balance of this page is intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

BUYER:	CVENT, INC.

	By:	/s/ Rajeev K. Aggarwal
Name: Rajeev K. Aggarwal
Title: President and Chief Executive Officer

COMPANY:	CROWDCOMPASS, INC.

By:
Name:
Title:
SELLERS:

Name:
Address:

Name:
Address:

Name:
Address:

Name:
Address:

Name:
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

BUYER:	CVENT, INC.

By:
Name:
Title:

COMPANY:	CROWDCOMPASS, INC.

	By:	/s/ Thomas A. Kingsley
		Name:	Thomas A. Kingsley
		Title:	CEO

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Oregon Angel Fund 2011, LLC

/s/ Eric J. Rosenfeld
	Name:	Eric J. Rosenfeld
	Title:	Manager
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Robert Solomon

/s/ Robert Solomon
	Name:	Robert Solomon
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Sam Kingsley

/s/ Sam Kingsley
	Name:	Sam Kingsley
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	/s/ SDKB1, LLC

	Name:	SDKB1 LLC,
	Title:	Manager
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	/s/ Daniel W. Weise

	Name:	Daniel W. Weise
Title:
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	/s/ Robert Rathbone /s/ Cristina Rathbone

Robert Rathbone and Cristina Rathbone, as Tenants in Common
Name:
	Title:	Tenants in Common
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:		01 The Entrust Group Inc. FBO Howard W. Boyte IRA #55-00016

5-24-2012

/s/ Gregory Freeman
		Name:	ENTRUST ADMINISTRATION, INC.
		Title:	BY: GREGORY FREEMAN
	Entrust Administration, Inc.	Address:	ITS: AUTHORIZED SIGNER
Attn: Gail Lieberman
Client Services

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

Read and Approved

/s/ HOWARD BOYTE
Name:	HOWARD BOYTE
Title:
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	/s/ Jeffery H. Cole

	Name:	Jeffery H. Cole
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Touchstone KPP Development LLC

/s/ James D. O’Hanlon
	Name:	James D. O’Hanlon
	Title:	Mgr
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Eric Michelman

/s/ Eric Michelman
	Name:	Eric Michelman
Title:
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Craingievar Two LLC

/s/ Wayne Kingsley
	Name:	Wayne Kingsley
	Title:	Manager
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Stacy Jean Watts

/s/ Stacy Jean Watts
	Name:	Stacy Jean Watts
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Thomas A. Kingsley

/s/ Thomas A. Kingsley
	Name:	Thomas A. Kingsley
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Brian Felder

/s/ Brian Felder
	Name:	Brian Felder
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	David Shanley

/s/ David Shanley
	Name:	David Shanley
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	Jonathan Toland

/s/ Jonathan Toland
	Name:	JONATHAN TOLAND
	Title:	Individual
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER REPRESENTATIVE:

/s/ Thomas A. Kingsley
	Name:	Thomas A. Kingsley
Address:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Schedule 2.03(a)(i)

Company Debt

Deferred Wages and Bonus	$87,665.30
Deferred Production Bonus	$5,208.86
Deferred Expenses (Legal)	$28,615.71
Notes Payable	$84,149.61
Total PTO Accrual	$56,453.68

Total Company Debt	$262,093.17

Schedule 2.03(a)(ii)

Up Front Consideration

Class	Payout Per Share

PREFERRED STOCKHOLDERS	$0.52788

COMMON STOCKHOLDERS
Key Employee Sellers	$0.09331

Non-Key Employee Sellers	$0.34628

Key Employee Optionholders
Kevin Long	$0.07714
Matthew Donegan-Ryan	$0.08523
William McGee	$0.08523

Non-Exempt Optionholders
Alex Belliotti	$0.14448
Alex Combs	$0.14502
Matthew Boeh	$0.15648
Sean McCleary	$0.16814
Travis Churchill	$0.14314

Exempt Optionholders
Alex Walker	$0.31628
Bob Barker	$0.31628
Brooke Gracey	$0.28628
Bryan Ashnbaugh	$0.28628
Kevin Steigerwald	$0.28628
Ramiro Franco	$0.28628
Sean Wiese	$0.28628

Schedule 2.03(b)

Earnout Consideration

FIRST YEAR EARNOUT

Key Employee Sellers	$0.08386

Key Employee Optionholders
Kevin Long	$0.06933
Matthew Donegan-Ryan	$0.07659
William McGee	$0.07659

SECOND YEAR EARNOUT

Key Employee Sellers	$0.09106

Key Employee Optionholders
Kevin Long	$0.07528
Matthew Donegan-Ryan	$0.08317
William McGee	$0.08317

THIRD YEAR EARNOUT

Key Employee Sellers	$0.07805

Key Employee Optionholders
Kevin Long	$0.06453
Matthew Donegan-Ryan	$0.07129
William McGee	$0.07129

Schedule 2.03(g)

MergerTech Payments

Payment	Payment Date	Payment Amount (1)

Closing	At Closing	$300,000.00

MergerTech First Year Payment	7 days following the 12 month anniversary of the Closing	5% of the total First Year Earnout and Deferred Option Consideration, if any, payable by Buyer on such Payment Date

MergerTech Second Year Payment	7 days following the 24 month anniversary of the Closing	5% of the total Second Year Earnout, if any, payable by Buyer on such Payment Date

MergerTech Third Year Payment	7 days following the 36 month anniversary of the Closing	5% of the total Third Year Earnout, if any, payable by Buyer on such Payment Date

(1)	All Payment Amounts are calculated based on the stated percentage of the Earnout amount and Deferred Option Consideration actually payable by Buyer on such Payment Date after taking into account all conditions to and reductions of such Earnout amounts and Deferred Option Consideration amounts pursuant to this Agreement, including, without limitation, those set forth in Section 2.03(c), Section 2.03(h) and Section 9.02.

Schedule 2.03(h)

Deferred Option Consideration

Non-Exempt Optionholders
Alex Belliotti	$0.14448
Alex Combs	$0.14502
Matthew Boeh	$0.15648
Sean McCleary	$0.16814
Travis Churchill	$0.14314

Aggregate Deferred Option Consideration:	105,186.72

Schedule 2.05(a)(xii)

Consents and Waivers

Confirmation of Nike, Inc. dated June 1, 2012.

Net Lease Agreement between Intrinsic Ventures, Inc. and the Company dated August 26, 2011.

Office Lease between Touchstone KPP Development, LLC and the Company dated July 1, 2011.

Schedule 2.05(a)(xiii)

Contract Terminations

Indemnification Agreement between the Company and Scott Sandler, dated October 31, 2011.

2009 Equity Incentive Plan, adopted by the Company on July 16, 2009.

Promissory Note between the Company and Matthew Donegan-Ryan, dated October 31, 2011.

Revolving Promissory Note between the Company and Thomas A. Kingsley, dated October 7, 2011.

Investors’ Rights Agreement among the Company, Investors and Key Holders, dated October 31, 2011.

Right of First Refusal and Co-Sale Agreement among the Company, Investors and Key Holders, dated October 31, 2011.

Voting Agreement among the Company and the Stockholders, dated October 31, 2011.

Schedule 2.05(a)(xiv)

Contract Amendments

Vesting Stock Purchase Agreement between the Company and Brian Felder, dated July 16, 2009.

Vesting Stock Purchase Agreement between the Company and Thomas Kingsley, July 16, 2009.

Vesting Stock Purchase Agreement between the Company and Dave Shanley, dated July 16, 2009.

EXHIBIT A

Form of Employee Confidential Information and Invention Assignment Agreement

8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

NON-DISCLOSURE, INVENTION, NON COMPETITION AND

NON-SOLICITATION AGREEMENT

In consideration for the agreement of Cvent, Inc., its affiliates, successors or assigns (together “Cvent”) to employ or hire me as an employee or consultant, my continued employment, my receipt of the compensation to be paid to me by Cvent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1. Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to Cvent’s past, present or future (a) products, processes, formulas, patterns, compilations, programs, devices, methods, manufacturing protocols, techniques, inventions, software, and improvements thereto; (b) research and development activities, (c) designs and technical data; (d) marketing or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to Cvent or was provided to Cvent by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials containing this type of information, is proprietary and confidential to Cvent (“Confidential Information”).

2. Non-Disclosure Obligations. Both during and after my employment or engagement with Cvent, I agree to preserve and protect the confidentiality of Confidential Information, and not to (a) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of Cvent without a legitimate business need to know; (b) remove Confidential Information from Cvent’s premises or make copies of Confidential Information, except as required to perform my responsibilities to Cvent; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from Cvent’s Chief Executive Officer that the information is not Confidential Information.

3. Exceptions. Cvent agrees that the obligations in Section 2 do not apply to any information that I can establish by documentary evidence (a) is in the public domain without a breach of this Agreement by me or a third party’s breach of any obligation to maintain the confidentiality of the information; (b) was disclosed to me by a third party without breach of any confidentiality obligation; or (c) was independently developed by me without use of or access to the Confidential Information.

4. Former Employer Information. I agree that I will not, during my employment or engagement with Cvent, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of Cvent any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5. Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment or engagement with Cvent (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to Cvent’s business, products, or research and development, and which are not assigned to Cvent hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment or engagement with Cvent, I incorporate into a Cvent product or process a Prior Work or Invention owned by me or in which I have an interest, Cvent is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work or Invention as part of or in connection with such product or process.

Cvent NDA 07/2011	Page 1 of 7	Initials:

6. Ownership of Works. I agree that Cvent owns all rights, including without limitation all trade secrets, patents and copyrights, in the following works that I create while I am employed or engaged by Cvent: (a) works that relate to or arise out of the actual or anticipated business of Cvent, (b) works that relate to or arise out of any task assigned to me or work I perform for Cvent, and (c) works that result from the use of Cvent’s time, materials, employees or facilities (collectively “Works”). Because these Works will inevitably be based upon or somehow involve Cvent’s business, products, services or methodologies, I agree that the Works will belong to Cvent even if I create them on my own time and using my own equipment and whether I create the Works on Cvent’s premises or elsewhere. The Works belonging to Cvent include without limitation program code and documentation. I will promptly inform an officer of Cvent of any Works I create. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I irrevocably assign to Cvent the ownership of, and all rights of copyright in, the Works. Cvent will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I agree to give Cvent or its designee all assistance reasonably required to perfect these rights, whether during the term of this Agreement or thereafter.

7. Ownership of Inventions. I irrevocably assign to Cvent my entire right, title and interest in any invention, technique, process, method, device, discovery or improvement, whether patentable or not, made or conceived solely or jointly by me while I am employed or engaged by Cvent that (a) is created using Cvent’s facilities, supplies, information, trade secrets or time; (b) relates to or arises out of the actual business, including without limitation the research and development activities, of Cvent; or (c) relates to or arises out of any task assigned to me or work I perform for Cvent (collectively “Inventions”). I will promptly make full written disclosure to an officer of Cvent of any Inventions I develop. I will, upon request, promptly execute a specific assignment of title to Cvent and do anything else reasonably necessary to enable Cvent or its designee to secure patent, trade secret or any other proprietary rights protection in the United States and foreign countries, whether during or after the term of this Agreement.

8. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment or engagement with Cvent. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Cvent. The records will be available to and remain the sole property of Cvent at all times.

9. Return of Confidential Information. I agree to return to Cvent all Confidential Information in my possession, custody or control immediately upon the termination of my employment with or engagement by Cvent, or earlier if Cvent requests.

10. Non-Competition and Non-Solicitation. I acknowledge that the nature of the Cvent’s business is highly competitive, that Cvent provides or markets its services in the entire Restricted Area (as defined below), that I have performed or will perform work for Cvent in the Restricted Business Lines (as defined below), and that Cvent’s legitimate business needs require that I refrain, for a reasonable period of time, from certain activities that would harm Cvent’s legitimate business interests after the conclusion of my employment with Cvent. Therefore, as a condition of my continued employment with Cvent, I agree as follows:

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“Company Customer” means any person or entity to whom Cvent provided goods or services within the three year period immediately prior to the termination of my employment and who I solicited on behalf of Cvent and/or with whom I interacted on behalf of Cvent.

“Cvent Employee” means an individual who, at the time of or within the 6 month period immediately preceding the solicitation or hiring, is/was employed by Cvent.

“Cvent Office” means any commercial or residential building (including an employee’s home office) where an employee of Cvent regularly completes work assignments.

“Prospective Customer” means any person or entity whom I, at any time during the twelve (12) month period preceding the termination of my employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of goods or services.

Cvent NDA 07/2011	Page 2 of 7	Initials:

“Restricted Area” means the area within a 50 mile radius of any Cvent Office where I have worked during my employment with Cvent.

“Restricted Business Lines” means web-based event planning and registration (including strategic meetings management, eMarketing, web-based surveys, venue and services search and selection tools, and other enterprise event management software) of the nature and kind sold, provided, or produced by Cvent during my employment with Cvent.

“Restricted Competitor” means any business entity (or subsidiary or affiliate thereof) listed on the attached Exhibit A to this Agreement, as it may be amended from time to time.

(b) Non-Competition in the Restricted Area. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent anywhere in the Restricted Area by serving in a competitive capacity on behalf of any person (including myself) or entity (including a sole proprietorship) that engages in the Restricted Business Lines. For purposes of this Section 10(b) and the next Section 10(c), “competitive capacity” shall mean any form of employment or service which involves (i) the same or substantially similar duties and responsibilities as employee’s position with Cvent or supervision of others performing such duties, or (ii) sale, marketing, design, or development of products or services which compete with Cvent products or services.

(c) Non-Competition with a Restricted Competitor. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent by serving in a competitive capacity with, for, or on behalf of any Restricted Competitor within the United States of America.

(d) Non-Piracy of Company Customers and Prospective Customers. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, within the Restricted Area, solicit or service any Company Customer or Prospective Customer for the purposes of providing goods or services within the Restricted Business Lines. I understand that this will not prevent me from providing goods or services to a Company Customer or Prospective Customer where such goods or services are outside of the Restricted Business Lines and thus do not compete with Cvent.

(e) Non-Preparation to Compete. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, own an interest in, purchase, organize or take preparatory steps for the organization of, any business competing with Cvent in the Restricted Business Lines within the Restricted Area.

(f) Non-Solicitation of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, solicit or induce any Cvent employee to leave his/her employment with Cvent.

(g) Non-Hiring of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, hire or assist any other person or entity in. hiring any Cvent Employee to serve in any business competing with Cvent in the Restricted Business Lines.

(h) Reformation. In the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties hereto expressly agree and authorize the court to modify the agreement so as to render such agreement or provision thereof valid and enforceable.

(i) Severability. Each of subsections 10(b), 10(c), 10(d), 10(e), 10(f) and 10(g) are severable and, therefore, in the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties agree the offending subsection may be severed and the remaining subsection enforced to the fullest extent.

In addition, each of subsections 10(b), 10(c), 10(d), 10(e), 10(f) and 10(g) are separable and independently enforceable of each other and of any legal obligations that may exist between Cvent and myself. The real or perceived existence of any claim or cause of action by me against Cvent, whether predicated on this Agreement or some other basis, shall not alleviate me of my obligations under this Agreement and shall not constitute a defense to the enforcement by Cvent of the restrictions and covenants contained herein.

Cvent NDA 07/2011	Page 3 of 7	Initials:

Notwithstanding the foregoing, nothing contained in this Section 10 shall prohibit me from making investments in any corporation whose securities are regularly and publicly traded on a national stock exchange or the Nasdaq National Market, provided that such investments shall not result in my owning beneficially at any time more than 1 % of the equity securities of any corporation (other than Cvent) which is engaged in the Restricted Business.

11. Notification of New Employer. I hereby grant consent to notification by Cvent to any person or entity that employs or engages me in the future about my rights and obligations under this Agreement.

12. Representations and Warranties. I represent and warrant that (a) I am able to perform my responsibilities to Cvent and that my ability to work for or provide services to Cvent is not limited or restricted by any agreements or understandings between me and other persons or entities; (b) I will not disclose to Cvent, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, Cvent, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than Cvent. I agree to indemnify and hold Cvent harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than Cvent.

13. Damages and Injunctive Relief. I acknowledge and agree that:

(a) My obligations under this Agreement have a unique and substantial value to Cvent and I understand that I remain obligated to comply with such obligations even if I voluntarily or involuntarily terminate my employment or engagement with Cvent. I understand that if I violate this Agreement at any time, Cvent may be able to recover monetary damages from me and/or the other relief described below.

(b) A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to Cvent and monetary damages alone would not completely compensate Cvent for the harm. Accordingly, Cvent may seek to obtain an injunction at a court of competent jurisdiction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies.

(c) If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

(d) I acknowledge that the damages Cvent would incur in the event of my breach of this Agreement would be substantial and would be difficult to calculate with precision. Therefore, I agree that, if a court determines that I have breached this Agreement, as liquidated damages for this breach of this Agreement and not as a penalty, I waive all compensation I would otherwise have been entitled to after the time of my breach and also agree to return all shares I may have purchased under option and waive my right to exercise and vested but unexercised shares I would otherwise be entitled to. As an additional sum of liquidated damages and not as a penalty, if a court determines that I have breached the non-solicitation prohibitions of this Agreement, I further agree that Cvent will be entitled to an additional sum of liquidated damages equal to one times the annual salary of each employee(s) who leave Cvent as a result of this breach. I agree that the. liquidated damages set forth in this Section are reasonable compensation to Cvent in the event of my breach(es) of this Agreement, and I hereby waive any defense to the enforceability of this Section on the grounds that these liquidated damages are void as penalties.

14. Continuing Status. Nothing in this Agreement shall be construed as a commitment or guarantee of my continued employment or engagement.

Cvent NDA 07/2011	Page 4 of 7	Initials:

15. Miscellaneous Provisions.

(a) No failure to act by Cvent will waive any right contained in this Agreement. Any waiver by Cvent must be in writing and signed by an officer of Cvent to be effective.

(b) The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement.

(c) This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(d) This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to any conflict of law principles. The parties waive their right to a jury trial.

(e) In any such action between the parties, the existence of any claim of mine or cause of action by me against Cvent, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Cvent of the restrictions, covenants and agreements contained herein.

(f) If any provision of this Agreement conflicts with the law of the Commonwealth of Virginia or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect. If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(g) This document constitutes the entire agreement between Cvent and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters. This Agreement may not be changed in any respect except by a written agreement signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. My rights and obligations under this Agreement, including but not limited to those under Section 10, may be freely assigned by Cvent without notice to me.

(h) This Agreement may be assigned and inure to the benefit of Company or any successor of Company whether by merger, sale of assets, reorganization or otherwise.

(i) All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

Signature:

Print Name:

Date:

Cvent NDA 07/2011	Page 5 of 7	Initials:

EXHIBIT A: RESTRICTED COMPETITORS

I understand that the following companies are the “Restricted Competitors” referred to in Section 10 of the Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement.

1.	Active Network (and affiliates Active.com, RegOnline and StarCite)

2.	Eventbrite

3.	SignUp4

4.	Certain Software

5.	Lenos Software

6.	Ungerboeck

7.	eTouches

8.	Lanyon

9.	Arcaneo

10.	LivingSocial

11.	QuickMobile

12.	Sherpa

13.	GenieMobile

14.	EventMobi

15.	Core-Apps

16.	Swift Mobile

17.	Taptopia / Metiscan

18.	OOTOWeb

19.	Event Kaddy

20.	DubMeNow

21.	SpotMe

22.	TripBuilder

23.	3D Media

24.	Mosio

25.	Movitas

26.	Rivermatrics Technologies

27.	Dharanet

28.	Ovid

Cvent NDA 07/2011	Page 6 of 7	Initials:

I further understand that the Company may modify this list by deleting or adding competitors at any time upon 30 days’ notice by providing me with an amended Exhibit A and that I shall be required to execute such amended Exhibit A as a condition of my continued employment.

Signature:

Print Name:

Date:

Cvent NDA 07/2011	Page 7 of 7	Initials:

8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

EXECUTIVE NON-DISCLOSURE, INVENTION,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration for the agreement of Cvent, Inc., its affiliates, successors or assigns (together “Cvent”) to employ or hire me as an employee or consultant, my continued employment, my receipt of the compensation to be paid to me by Cvent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1. Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to Cvent’s past, present or future (a) products, processes, formulas, patterns, compilations, programs, devices, methods, manufacturing protocols, techniques, inventions, software, and improvements thereto; (b) research and development activities, (c) designs and technical data; (d) marketing or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to Cvent or was provided to Cvent by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials containing this type of information, is proprietary and confidential to Cvent (“Confidential Information”).

2. Non-Disclosure Obligations. Both during and after my employment or engagement with Cvent, I agree to preserve and protect the confidentiality of Confidential Information, and not to (a) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of Cvent without a legitimate business need to know; (b) remove Confidential Information from Cvent’s premises or make copies of Confidential Information, except as required to perform my responsibilities to Cvent; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from Cvent’s Chief Executive Officer that the information is not Confidential Information.

3. Exceptions. Cvent agrees that the obligations in Section 2 do not apply to any information that I can establish by documentary evidence (a) is in the public domain without a breach of this Agreement by me or a third party’s breach of any obligation to maintain the confidentiality of the information; (b) was disclosed to me by a third party without breach of any confidentiality obligation; or (c) was independently developed by me without use of or access to the Confidential Information.

4. Former Employer Information. I agree that I will not, during my employment or engagement with Cvent, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of Cvent any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

5. Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment or engagement with Cvent (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to Cvent’s business, products, or research and development, and which are not assigned to Cvent hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment or engagement with Cvent, I incorporate into a Cvent product or process a Prior Work or Invention owned by me or in which I have an interest, Cvent is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work or Invention as part of or in connection with such product or process.

6. Ownership of Works. I agree that Cvent owns all rights, including without limitation all trade secrets, patents and copyrights, in the following works that I create while I am employed or engaged by Cvent: (a) works that relate to or arise out of the actual or anticipated business of Cvent, (b) works that relate to or arise out of any task assigned to me or work I perform for Cvent, and (c) works that result from the use of Cvent’s time, materials, employees or facilities (collectively “Works”). Because these Works will inevitably be based upon or somehow involve Cvent’s business, products, services or methodologies, I agree that the Works will belong to Cvent even if I create them on my own time and using my own equipment and whether I create the Works on Cvent’s premises or elsewhere. The Works belonging to Cvent include without limitation program code and documentation. I will promptly inform an officer of Cvent of any Works I create. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I irrevocably assign to Cvent the ownership of, and all rights of copyright in, the Works. Cvent will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I agree to give Cvent or its designee all assistance reasonably required to perfect these rights, whether during the term of this Agreement or thereafter.

7. Ownership of Inventions. I irrevocably assign to Cvent my entire right, title and interest in any invention, technique, process, method, device, discovery or improvement, whether patentable or not, made or conceived solely or jointly by me while I am employed or engaged by Cvent that (a) is created using Cvent’s facilities, supplies, information, trade secrets or time; (b) relates to or arises out of the actual business, including without limitation the research and development activities, of Cvent; or (c) relates to or arises out of any task assigned to me or work I perform for Cvent (collectively “Inventions”). I will promptly make full written disclosure to an officer of Cvent of any Inventions I develop. I will, upon request, promptly execute a specific assignment of title to Cvent and do anything else reasonably necessary to enable Cvent or its designee to secure patent, trade secret or any other proprietary rights protection in the United States and foreign countries, whether during or after the term of this Agreement.

8. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

my employment or engagement with Cvent. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Cvent. The records will be available to and remain the sole property of Cvent at all times.

9. Return of Confidential Information. I agree to return to Cvent all Confidential Information in my possession, custody or control immediately upon the termination of my employment with or engagement by Cvent, or earlier if Cvent requests.

10. Non-Competition and Non-Solicitation. I acknowledge that the nature of the Cvent’s business is highly competitive, that Cvent provides or markets its services in the entire Restricted Area (as defined below), that I have performed or will perform work for Cvent in the Restricted Business Lines (as defined below), and that Cvent’s legitimate business needs require that I refrain, for a reasonable period of time, from certain activities that would harm Cvent’s legitimate business interests after the conclusion of my employment with Cvent. Therefore, as a condition of my continued employment with Cvent, I agree as follows:

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“Company Customer” means any person or entity to whom Cvent provided goods or services within the three year period immediately prior to the termination of my employment and who I solicited on behalf of Cvent and/or with whom I interacted on behalf of Cvent.

“Cvent Employee” means an individual who, at the time of or within the 6 month period immediately preceding the solicitation or hiring, is/was employed by Cvent.

“Prospective Customer” means any person or entity whom I, at any time during the twelve (12) month period preceding the termination of my employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of goods or services.

“Restricted Area” means the United States of America.

“Restricted Business Lines” means web-based event planning and registration (including strategic meetings management, eMarketing, web-based surveys, venue and services search and selection tools, and other enterprise event management software) of the nature and kind sold, provided, or produced by Cvent during my employment with Cvent.

“Restricted Competitor” means any business entity (or subsidiary or affiliate thereof) listed on the attached Exhibit A to this Agreement, as it may be amended from time to time.

(b) Non-Competition in the Restricted Area. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent anywhere in the Restricted Area by serving in a competitive capacity on behalf of any person (including myself) or entity (including a sole proprietorship) that engages in the Restricted Business Lines. For purposes of this Section 10(b) and the next Section 10(c), “competitive capacity” shall mean any form of employment or service which involves (i) the same or substantially similar duties and responsibilities as my position with Cvent or supervision of others performing such duties, or (ii) sale, marketing, design, or development of products or services which compete with Cvent products or services.

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

(c) Non-Competition with a Restricted Competitor. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent by serving in a competitive capacity with, for, or on behalf of any Restricted Competitor.

(d) Non-Piracy of Company Customers and Prospective Customers. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not, within the Restricted Area, solicit or service any Company Customer or Prospective Customer for the purposes of providing goods or services within the Restricted Business Lines. I understand that this will not prevent me from providing goods or services to a Company Customer or Prospective Customer where such goods or services are outside of the Restricted Business Lines and thus do not compete with Cvent.

(e) Non-Preparation to Compete. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, own an interest in, purchase, organize or take preparatory steps for the organization of, any business competing with Cvent in the Restricted Business Lines within the Restricted Area.

(f) Non-Solicitation of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, solicit or induce any Cvent employee to leave his/her employment with Cvent.

(g) Non-Hiring of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, hire or assist any other person or entity in hiring any Cvent Employee to serve in any business competing with Cvent in the Restricted Business Lines.

(h) Reformation. In the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties hereto expressly agree and authorize the court to modify the agreement so as to render such agreement or provision thereof valid and enforceable.

(i) Severability. Each of subsections 10(b), 10(c), 10(d), 10(e), 10(f) and 10(g) are severable and, therefore, in the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties agree the offending subsection may be severed and the remaining subsection enforced to the fullest extent.

In addition, each of subsections 10(b), 10(c), 10(d), 10(e), 10(f) and 10(g) are separable and independently enforceable of each other and of any legal obligations that may exist between Cvent and myself. The real or perceived existence of any claim or cause of action by me against Cvent, whether predicated on this Agreement or some other basis, shall not alleviate me of my obligations under this Agreement and shall not constitute a defense to the enforcement by Cvent of the restrictions and covenants contained herein.

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

Notwithstanding the foregoing, nothing contained in this Section 10 shall prohibit me from making investments in any corporation whose securities are regularly and publicly traded on a national stock exchange or the Nasdaq National Market, provided that such investments shall not result in my owning beneficially at any time more than 1% of the equity securities of any corporation (other than Cvent) which is engaged in the Restricted Business.

11. Notification of New Employer. I hereby grant consent to notification by Cvent to any person or entity that employs or engages me in the future about my rights and obligations under this Agreement.

12. Representations and Warranties. I represent and warrant that (a) I am able to perform my responsibilities to Cvent and that my ability to work for or provide services to Cvent is not limited or restricted by any agreements or understandings between me and other persons or entities; (b) I will not disclose to Cvent, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, Cvent, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than Cvent. I agree to indemnify and hold Cvent harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than Cvent.

13. Damages and Injunctive Relief. I acknowledge and agree that:

(a) My obligations under this Agreement have a unique and substantial value to Cvent and I understand that I remain obligated to comply with such obligations even if I voluntarily or involuntarily terminate my employment or engagement with Cvent. I understand that if I violate this Agreement at any time, Cvent may be able to recover monetary damages from me and/or the other relief described below.

(b) A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to Cvent and monetary damages alone would not completely compensate Cvent for the harm. Accordingly, Cvent may seek to obtain an injunction at a court of competent jurisdiction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies.

(c) If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

(d) I acknowledge that the damages Cvent would incur in the event of my breach of this Agreement would be substantial and would be difficult to calculate with precision. Therefore, I agree that, if a court determines that I have breached this Agreement, as liquidated damages for this breach of this Agreement and not as a penalty, I waive all compensation I would otherwise have been entitled to after the time of my breach and also agree to return all

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

shares I may have purchased under option and waive my right to exercise and vested but unexercised shares I would otherwise be entitled to. As an additional sum of liquidated damages and not as a penalty, if a court determines that I have breached the non-solicitation prohibitions of this Agreement, I further agree that Cvent will be entitled to an additional sum of liquidated damages equal to one times the annual salary of each employee(s) who leave Cvent as a result of this breach. I agree that the liquidated damages set forth in this Section are reasonable compensation to Cvent in the event of my breach(es) of this Agreement, and I hereby waive any defense to the enforceability of this Section on the grounds that these liquidated damages are void as penalties.

14. Continuing Status. Nothing in this Agreement shall be construed as a commitment or guarantee of my continued employment or engagement.

15. Miscellaneous Provisions.

(a) No failure to act by Cvent will waive any right contained in this Agreement. Any waiver by Cvent must be in writing and signed by an officer of Cvent to be effective.

(b) The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement.

(c) This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(d) This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to any conflict of law principles. The parties waive their right to a jury trial.

(e) In any such action between the parties, the existence of any claim of mine or cause of action by me against Cvent, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Cvent of the restrictions, covenants and agreements contained herein.

(f) If any provision of this Agreement conflicts with the law of the Commonwealth of Virginia or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect. If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(g) This document constitutes the entire agreement between Cvent and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters. This Agreement may not be changed in any respect except by a written agreement signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. My rights and obligations under this Agreement, including but not limited to those under Section 10, may be freely assigned by Cvent without notice to me.

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

(h) This Agreement may be assigned and inure to the benefit of Company or any successor of Company whether by merger, sale of assets, reorganization or otherwise.

(i) All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

Signature:

Print Name:

Date:

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

EXHIBIT A: RESTRICTED COMPETITORS

I understand that the following companies are the “Restricted Competitors” referred to in Section 10 of the Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement.

1.	Active Network (and affiliates Active.com, RegOnline and StarCite)

2.	Eventbrite

3.	SignUp4

4.	Certain Software

5.	Lenos Software

6.	Ungerboeck

7.	eTouches

8.	Lanyon

9.	Arcaneo

10.	LivingSocial

11.	QuickMobile

12.	Sherpa

13.	GenieMobile

14.	EventMobi

15.	Core-Apps

16.	Swift Mobile

17.	Taptopia / Metiscan

18.	OOTOWeb

19.	Event Kaddy

20.	DubMeNow

21.	SpotMe

22.	TripBuilder

23.	3D Media

24.	Mosio

25.	Movitas

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8180 Greensboro Drive
9th Floor
McLean, VA 22102
703.226.3500
www.cvent.com

26.	Rivermatrics Technologies

27.	Dharanet

28.	Ovid

I further understand that the Company may modify this list by deleting or adding competitors at any time upon 30 days’ notice by providing me with an amended Exhibit A and that I shall be required to execute such amended Exhibit A as a condition of my continued employment.

Signature:

Print Name:

Date:

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EXHIBIT B

Opinion of Counsel to the Company

(See Tab 22)